Exhibit 2.2

___________________________

LE TOPCO, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated April 1, 2026

THE UNITS ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

SUCH UNITS ARE ALSO SUBJECT TO THE ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

TABLE OF CONTENTS

i

SCHEDULES AND EXHIBITS

Schedule of Units, Members and Contributions

Exhibit A – Competitors

Exhibit B – Company EBITDA

Exhibit C – WHP Topco EBITDA

Exhibit C-1 – Illustrative Calculation of WHP Topco EBITDA

Exhibit D – Joinder Agreement

Exhibit E – Initial Budget

Exhibit F – Illustrative Calculations

Exhibit G – Specified Consideration

Exhibit H – Specified Matters

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LE TOPCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LE Topco, LLC, a Delaware limited liability company (the “Company”), is entered into on April 1, 2026 (the “Effective Date”) pursuant to the Delaware Limited Liability Company Act, Delaware Code Ann. Title 6, §§18-101, et seq. (the “Delaware Act”), by and among the Company, Polaris, Inc., a Delaware corporation (“Polaris Member 1”), Lands’ End Direct Merchants, Inc., a Delaware corporation and wholly owned subsidiary of Polaris Member 1 (“Polaris Member 2,” and together with Polaris Member 1, the “Polaris Members”), LEWHP, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of WHP Topco (the “WHP Member”), and, solely for purposes of Article I, Section 9.8 through Section 9.12 and Article XI, WH Topco, L.P., a Delaware limited partnership (“WHP Topco”). Capitalized terms used herein shall have the respective meanings ascribed to such terms in Article I.

RECITALS:

WHEREAS, the Company was formed on March 23, 2026 as a Delaware limited liability company pursuant to and in accordance with the Delaware Act, as the same may be further amended, supplemented or otherwise modified from time to time, and was initially governed by the Limited Liability Company Agreement of the Company, dated March 23, 2026 (the “Original Agreement”);

WHEREAS, the Polaris Members, the WHP Member, WH Borrower, LLC, a Delaware limited liability company, and WHP Topco entered into that certain Membership Interest Purchase Agreement on January 26, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”); and

WHEREAS, the Polaris Members, as the members under the Original Agreement desire to amend and restate in its entirety the Original Agreement on the terms and conditions contained herein and to enter into this Agreement, with the additional members that are parties hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent pursuant to the ABL Credit Agreement, in such capacities and together with any successors and assigns in such capacities and any other entity serving in such capacities under any ABL Credit Agreement.

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of November 16, 2017, by and among Lands’ End, Inc., as lead borrower, the ABL Agent and the other lenders and parties from time to time party thereto (as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, including by that certain First Amendment to Credit Agreement, dated as of December 3, 2019, that certain Second Amendment to Credit Agreement, dated as of August 12, 2020, that certain Third Amendment to Credit Agreement, dated as of July 29, 2021, that certain Fourth Amendment to Credit Agreement, dated as of May 12, 2023, that certain Fifth Amendment to Credit Agreement, dated as of March 28, 2025 and on or after the Effective Date).

“Action” means any claim, charge, demand, action, cause of action, inquiry, audit, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 3.2(b).

“Adjusted Capital Account Deficit” means, with respect to any Member’s Capital Account as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Capital Account balance shall be (a) reduced for any items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and (b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such other Person. For purposes of this Agreement, “control” (including, with its correlative meanings, “controlled by,” “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and, in any event, includes any Person owning more than fifty percent (50%) of the voting securities of another Person shall be deemed to control that Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Document” has the meaning set forth in the Purchase Agreement.

“Annual Budget” has the meaning set forth in Section 7.10.

“Anti-Corruption Laws” has the meaning set forth in Section 7.8.

“Ares” means ACOF VI WHP Holdings LP, ACOF VI WHP Holdings II LP, Ares Private Opportunities (NYC), L.P., Ares Private Opportunities 2020 (C), LP and Ares PA Opportunities Fund, L.P., each a Delaware limited partnership.

“Asset Sale WHP Units” has the meaning set forth in Section 9.11(f)(iii).

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to generally pay its debts as they become due; (c) the failure of such Person to generally pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against such Person in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person as bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of sixty (60) consecutive days.

“Board” means, as of any date, the then-current board of managers of the Company, which shall have the power and authority described in this Agreement.

“Business Day” means a day other than (a) a Saturday, Sunday and (b) any other day on which commercial banks in New York, New York or Dodgeville, Wisconsin are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.3(a).

“Capital Contributions” means, with respect to any Member, the total amount of cash, cash equivalents and, with the consent of the Board, the Fair Market Value of other Equity Securities or property (other than cash or cash equivalents) that a Member contributes or is deemed to have contributed to the Company (net of any liabilities that are secured by such property or that are assumed by the Company or to which such property is subject), as determined in good faith by the Board.

“Certificate of Formation” means the certificate of formation of the Company filed with the State of Delaware on March 23, 2026.

“Class A Units” has the meaning set forth in Section 3.1(b).

“Closing” has the meaning set forth in the Purchase Agreement.

“COC WHP Units” has the meaning set forth in Section 9.10(f)(ii).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Drag Enterprise Value” means, as of a particular date of determination, the aggregate enterprise value of the Company, equal to (a) the total value of the consideration proposed to be paid to the Members (other than in their capacity as holders of preferred equity) in connection with a Company Sale, plus (b) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, plus (c) the aggregate value of any outstanding preferred equity (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries, minus (d) any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, in each case of the foregoing clauses (b) through (d), adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company.

“Company Drag Equity Value” means, as of a particular date of determination, the aggregate equity value of the Company, equal to (a) the Company Drag Enterprise Value, less (b) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, plus (c) any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, minus (d) the aggregate value of any outstanding preferred equity (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries, in each case of the foregoing clauses (b) through (d), adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly wholly owned by the Company.

“Company EBITDA” has the meaning set forth in Exhibit B.

“Company IP” means any and all Intellectual Property owned or controlled by the Company as of the Effective Date or any time thereafter.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations Section 1.704-2(d).

“Company Sale” means a transaction or a series of related transactions that results in (a) the sale or other disposition (in one transaction or a series of related transactions) of all of the assets of the Company to a Person (or group of Persons acting in concert) or (b) a merger of the Company, recapitalization of the Company or sale (in one transaction or a series of related transactions) of Units to a Person (or group of Persons acting in concert), in each case of the foregoing clause (a) and clause (b), that results in any Person (or group of Persons acting in concert) (other than any WHP Holder or Polaris Holder) beneficially owning one hundred percent (100%) of the Units (or any resulting entity (or ultimate parent thereof) after such transaction).

“Company Sale Consideration” has the meaning set forth in Section 9.8(b).

“Company Sale Proposal” has the meaning set forth in Section 9.8(a).

“Company Sale Proposal Notice” has the meaning set forth in Section 9.8(a).

“Competitor” means (a) any of the Persons identified in Exhibit A and each of the respective parent companies and Subsidiaries of each of the foregoing, and (b) any other Person that individually or together with its Affiliates: (i) exercises control over any Person described in clause (a), or (ii) has the right to designate or elect at least one member of the board of directors (or similar governing body) of any Person described in clause (a).

“Compliance Certificate” has the meaning set forth in the WHP Credit Agreement.

“Conflicted Matter” has the meaning set forth in Section 7.9(b).

“Continuing Budget” has the meaning set forth in Section 7.10.

“control” has the meaning set forth in the definition of “Affiliate” in this Section 1.1.

“controlled by” has the meaning set forth in the definition of “Affiliate” in this Section 1.1.

“controlling” has the meaning set forth in the definition of “Affiliate” in this Section 1.1.

“Covered Person” has the meaning set forth in Section 7.5(g).

“D&O Indemnified Persons” has the meaning set forth in Section 7.5(d).

“Delaware Act” has the meaning set forth in the Preamble.

“De-SPAC” has the meaning set forth in the definition of “Initial Public Offering” in this Section 1.1.

“Direct Listing” has the meaning set forth in the definition of “Initial Public Offering” in this Section 1.1.

“Distribution” means each distribution after the Effective Date made by the Company to a Member, whether in cash, property or securities of the Company.

“Drag Election” has the meaning set forth in Section 9.8(c).

“Drag Multiple” means, as of a particular date of determination, a multiple equal to (a) the Company Drag Enterprise Value divided by (b) the Company EBITDA.

“Drag Notice” has the meaning set forth in Section 9.8(c).

“Drag Ownership Condition” means if the Initiating Holder has a Holder Percentage of at least forty percent (40%) as of the date of the Company Sale Proposal Notice and the date of the Company Sale.

“Drag Right Conditions” has the meaning set forth in Section 9.8(a).

“EBITDA Margin” means, for any Annual Budget, the percentage equal to (a) the Company EBITDA divided by (b) the revenue of the Company and its Subsidiaries, taken as a whole, in each case, during the applicable period of calculation.

“Economic Interest” means the right to allocations of items of income, gain, loss, deduction, credit or similar items and the right to Distributions of cash and other property as provided in Article IV and Article X of this Agreement and the Delaware Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote in the election of the Managers, vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case, except as expressly otherwise provided in this Agreement or required by the Delaware Act.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Members” has the meaning set forth in Section 9.7(a).

“Equity Securities” means, as applicable, (a) any capital stock, partnership or membership interests or other share capital; (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests or other share capital or containing any profit participation features (including any convertible debt securities); (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features; or (d) any share appreciation rights, phantom share rights or other similar rights.

“Estimated Exchange Reference Multiple” has the meaning set forth in Section 9.9(b)(i).

“Excess Cash” means, with respect to any fiscal period, the amount of cash, cash equivalents and short-term investments held by the Company and its Subsidiaries in excess of the Minimum Cash Reserve (and calculated after giving effect to any payment obligation of the Company then owing pursuant to Section 4H and Exhibit J of the License Agreement, including any such payment obligation with respect to such fiscal period).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

“Exchange Notice” has the meaning set forth in Section 9.9(c).

“Exchange Reference Multiple” means a multiple equal to (a) the WHP Enterprise Value divided by (b) the WHP Topco EBITDA.

“Exchanging Company Units” has the meaning set forth in Section 9.9(b)(i).

“Exchanging Company Units Valuation” has the meaning set forth in Section 9.9(i)(i).

“Excluded Claims” means, as of any time of determination, (a) any claims that may not be waived or released pursuant to applicable Law, (b) any claims of the Polaris Members that have then previously been asserted, (c) any claims of the Polaris Members that may be made or brought pursuant to Section 9.12, and (d) for the avoidance of doubt, any claims the Polaris Members and/or their respective Affiliates may be entitled to pursuant to any Ancillary Document, or any other agreement other than this Agreement entered into after the Effective Date, or any applicable policy of directors’ and officers’ insurance maintained by, or on behalf of, the Company or any of its Subsidiaries pursuant to Section 7.5(d).

“Excluded Securities” means (a) Equity Securities issued to the extent necessary in order to effect any split, distribution, merger, combination, reorganization, recapitalization or similar event approved in accordance with the applicable terms of this Agreement with respect to the Equity Securities, so long as each holder of such issued Equity Securities has the same privileges, preferences, rights, duties, liabilities and obligations after such event as immediately prior to such event (subject to adjustment rounding for fractional interests), (b) Equity Securities issued upon conversion, exchange or exercise of any other Equity Securities that were issued in accordance with the applicable terms of this Agreement and are converted, exchanged or exercised on the terms applicable to such Equity Securities at the time such other Equity Securities were issued and (c) Equity Securities issued by a Subsidiary to the Company or any of its Subsidiaries.

“Fair Market Value” means, with respect to any asset or security, the purchase price that a willing buyer having all relevant knowledge and information would pay a willing seller for such asset or security in an arm’s-length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board in good faith, or in the case of Section 10.2, as reasonably determined by the liquidators.

“federal” means the federal government of the U.S.

“Final Pricing Notice” has the meaning set forth in Section 9.9(e).

“Fiscal Year” has the meaning set forth in Section 8.7.

“GAAP” means U.S. generally acceptable accounting principles as in effect for the applicable period or date.

“GMR Cure Amount” means the amount of a Balancing Payment (as defined in the License Agreement) due and payable as of any applicable date by Licensee under Section 4B of the License Agreement, plus any interest owed by Licensee in respect of such outstanding payments pursuant to Section 4G(i) of the License Agreement, provided that such GMR Cure Amount shall not exceed $25,000,000.

“GMR Default” means any failure to pay a required Balancing Payment (as defined in the License Agreement) within the time period required by, and subject to, Section 4B of the License Agreement.

“Governance Flip” has the meaning set forth in Section 7.2(b)(ii).

“Governmental Entity” means any U.S. or foreign, state or local governmental or regulatory agency, commission, court, body, entity, arbitrator, judicial government entity, or authority.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)            the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset on the date of the contribution;

(b)            the Gross Asset Values of all Company assets may be adjusted to equal their respective gross Fair Market Values as of the following times:

(i)            in the discretion of the Partnership Representative, the acquisition of an additional interest in the Company after the Effective Date by a new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)            in the discretion of the Partnership Representative, the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or a new Member acting in a “partner capacity,” or in anticipation of becoming a “partner” (in each case within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii));

(iii)            in the discretion of the Partnership Representative, the Distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company;

(iv)            the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(v)            such other times as the Partnership Representative shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code.

(c)            the Gross Asset Value of any Company asset distributed to a Member shall be adjusted immediately prior to such distribution to equal the gross Fair Market Value of such asset on the date of Distribution;

(d)            the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Partnership Representative reasonably determines that an adjustment pursuant to clause (b) of this definition of “Gross Asset Value” is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)            with respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation (as defined in the definition of “Net Income”) rather than any other depreciation, amortization or other cost recovery method.

“Holder Indemnitors” has the meaning set forth in Section 7.5(h).

“Holder Percentage” means, with respect to a Member or Members, as applicable, at any time, the percentage obtained from the quotient of (a) the number of Units held by such Member or Members, as applicable, divided by (b) the total number of Units on a fully diluted basis then outstanding. The initial Holder Percentage of each Member as of the Effective Date is as set forth on the Schedule of Units, Members and Contributions.

“HSR Act” has the meaning set forth in Section 10.7.

“Income” means individual items of Company income and gain determined in accordance with the definition of “Net Income” and “Net Loss.”

“Initial Budget” has the meaning set forth in Section 7.10.

“Initial Public Offering” means, with respect to any Person, any bona fide (a) underwritten initial public offering of Equity Securities of such Person pursuant to an effective registration statement under the Securities Act or any comparable foreign statute in which the offered securities are listed for trading on a national or equivalent securities exchange (“IPO”), (b) merger, consolidation, reorganization or similar business combination the result of which any class of Equity Securities of such Person is initially listed, or initially converted into securities that are listed, for trading on a national or equivalent securities exchange, including by way of an initial de-SPAC transaction (“De-SPAC”), or (c) initial listing of Equity Securities of such Person on a national or equivalent securities exchange effected by means of a registration statement declared effective by the SEC (or comparable foreign regulatory authority) without an accompanying underwritten offering (a “Direct Listing”).

“Initiating Holder” has the meaning set forth in Section 9.8(a).

“Intellectual Property” means any and all intellectual property rights arising in any jurisdiction of the world, including in or with respect to any of the following: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs; (b) trademarks, service marks, trade dress, trade names, logos and similar designations of origin and the goodwill connected with the use of and symbolized by the foregoing; (c) domain names and rights to social media accounts; (d) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors; (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons; and (f) registrations and applications for registrations, issuances or filings of any of the foregoing.

“IPO” has the meaning set forth in the definition of “Initial Public Offering” in this Section 1.1.

“IPO Event” has the meaning set forth in Section 9.9(a).

“IPO Event Notice” has the meaning set forth in Section 9.9(b)(i).

“IPO Event Supplemental Notice” has the meaning set forth in Section 9.9(b)(ii).

“IPO Exchange” has the meaning set forth in Section 9.9(a).

“IPO Flip-Up Electing Holder” means, as of any date of determination, (a) if the Exchange Reference Multiple is greater than or equal to thirteen (13), then each of the Polaris Holder and the WHP Holder or (b) if the Exchange Reference Multiple is less than thirteen (13), then the Polaris Holder.

“IPO Flip-Up Right” has the meaning set forth in Section 9.9(a).

“IPO Model” has the meaning set forth in Section 9.9(i).

“IPO True-Up Units” has the meaning set forth in Section 9.9(l)(ii).

“IPO WHP Units” has the meaning set forth in Section 9.9(i)(ii).

“IRS” has the meaning set forth in Section 8.6.

“Joinder Agreement” has the meaning set forth in Section 3.2(b).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, ruling or decree of any Governmental Entity.

“License Agreement” means that certain License Agreement, dated as of the Effective Date, by and among the Company and the Sellers (as defined in the Purchase Agreement, together with any successor licensee thereto, the “Licensee”), as may be amended, supplemented or otherwise modified from time to time.

“License Agreement Matters” has the meaning set forth in Section 7.9(b).

“Licensee” has the meaning set forth in the definition of “License Agreement” in this Section 1.1.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of “Net Income” and “Net Loss.”

“Management Services Agreement” has the meaning set forth in the Purchase Agreement.

“Manager” means a current member of the Board, who, for purposes of the Delaware Act, shall be deemed a “manager” as defined in the Delaware Act and who shall be subject to the rights and obligations set forth in this Agreement and, to the extent not inconsistent with the rights and obligations set forth in this Agreement, to the rights and obligations set forth in the Delaware Act.

“Market Multiple” has the meaning set forth in Section 9.11(f)(i).

“Member” means a Member identified on the Schedule of Units, Members and Contributions as of the Effective Date, or an Additional Member who is admitted as a Member in accordance with the terms of this Agreement and applicable Law for so long as such Person continues to hold an Economic Interest in any of the Units. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Membership Interest” means, with respect to each Member, such Member’s Economic Interest and rights as a Member.

“Minimum Cash Reserve” means $5,000,000; provided that, if, as of the end of any fiscal quarter of the Company, the revenue of the Company and its Subsidiaries, taken as a whole, with respect to the last twelve (12) months ending on the most recent date for which financial statements of the Company are then available is greater than $150,000,000, then the Minimum Cash Reserve shall increase to $7,000,000.

“Minimum Multiple” has the meaning set forth in Section 9.12(j).

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in such taxable income or loss), with the following adjustments:

(a)            any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” or “Net Loss” shall be added to such taxable income or loss;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” or “Net Loss” shall be subtracted from such taxable income or loss;

(c)            in the event that the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)            gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, with respect to a Company asset having a Gross Asset Value that differs from its adjusted basis for tax purposes, “Depreciation” with respect to such asset shall be computed by reference to the asset’s Gross Asset Value in accordance with Regulations Section 1.704-1(b)(2)(iv)(g); and

(f)            to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

“Oaktree” means OCM SSF II WH Holdings, L.P., a Delaware limited partnership.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Officers” has the meaning set forth in Section 7.7(a).

“Original Agreement” has the meaning set forth in the Recitals.

“Other Member” has the meaning set forth in Section 9.5(a).

“Participating Member” has the meaning set forth in Section 9.7(c).

“Partnership Representative” has the meaning set forth in Section 8.1.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any Regulations or other guidance issued thereunder, successor provisions and any similar provisions of state, local or any other applicable tax laws.

“Permitted Transferee” means (a) with respect to the WHP Member, (i) WHP Topco or any directly or indirectly wholly owned Subsidiary of WHP Topco and (ii) the WHP Administrative Agent, in connection with the enforcement by the WHP Administrative Agent of any pledge made by the WHP Holder to the WHP Administrative Agent of its Units; provided, for the avoidance of doubt, that the WHP Administrative Agent shall not succeed to the WHP Member’s rights pursuant to Article VII, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or Section 9.12, and in the event of a Company Sale that is subject to Section 9.8, the WHP Administrative Agent shall be deemed to have made the Drag Election, and (b) with respect to any Polaris Member, (i) any directly or indirectly wholly owned Subsidiary of any Polaris Member and (ii) the ABL Agent, in connection with the enforcement by the ABL Agent of any pledge made by the Polaris Holder to the ABL Agent of its Units; provided, for the avoidance of doubt, that the ABL Agent shall not succeed to any Polaris Member’s rights pursuant to Article VII, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or Section 9.12, and in the event of a Company Sale that is subject to Section 9.8, the ABL Agent shall be deemed to have made the Drag Election.

“Per Share FMV” means the price per WHP Topco Unit at which a willing purchaser having all relevant knowledge would purchase, and a willing seller would sell, a privately-held minority equity stake in WHP Group. For the avoidance of doubt, the Per Share FMV shall be determined for the WHP Group, taken as a whole (including any cash, cash equivalent, short-term investments and other non-operating loans or investments held by the WHP Group, on a consolidated basis, and taking into account the aggregate value of any outstanding preferred equity (including the liquidation preference and the accreted value) issued by any member of the WHP Group, and any outstanding funded indebtedness of the WHP Group, on a consolidated basis, or other liabilities of the WHP Group, on a consolidated basis), in each case of the foregoing, adjusted for the ownership percentage of any direct or indirect Subsidiaries of WHP Topco that are not, directly or indirectly, wholly owned by WHP Topco, as a going concern as of the date of determination, based on standard valuation methodologies, including (a) discounted cash flow methodology and (b) valuation of comparable companies analysis.

“Per Share Value” means, as of any date of determination, the equity value per WHP Topco Unit, to be equal to (a) WHP Equity Value divided by (b) the aggregate number of Equity Securities of WHP Topco on a fully diluted basis, in the case of clause (b) taking into account the economic rights, preferences and privileges of all such Equity Securities (including different classes of shares and any participation thresholds applicable thereto), and, without duplication, the economic impact of actual conversions of preferred Equity Securities into common Equity Securities of WHP Topco. The parties agree that their intent in calculating Per Share Value above is to correctly determine, using general principles of corporate finance, the implied value of the WHP Topco Units being issued to the Polaris Holder (taking into account the terms of all other Equity Securities that are not WHP Topco Units).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

“Polaris COC” means any transaction or series of transactions pursuant to which (a) any Person (or group of Persons acting in concert) acquires or becomes the beneficial owner of, directly or indirectly, more than fifty percent (50%) of the outstanding Equity Securities of Polaris, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise, (b) Polaris merges with any third party pursuant to which one or more Persons acquire more than fifty percent (50%) of the outstanding Equity Securities of Polaris or (c) any Person (or group of Persons acting in concert) acquires or becomes the beneficial owner of, directly or indirectly, all or substantially all of the assets of Polaris.

“Polaris Holder” means (a) the Polaris Members and (b) any Permitted Transferee of any Polaris Member that becomes party hereto.

“Polaris Holder Percentage” means the aggregate Holder Percentage of the Polaris Holder.

“Polaris Manager Votes” has the meaning set forth in Section 7.2(b)(i).

“Polaris Managers” has the meaning set forth in Section 7.2(a)(ii).

“Polaris Member 1” has the meaning set forth in the Preamble.

“Polaris Member 2” has the meaning set forth in the Preamble.

“Polaris Members” has the meaning set forth in the Preamble.

“Preemptive Election Notice” has the meaning set forth in Section 9.7(b).

“Preemptive Election Period” has the meaning set forth in Section 9.7(b).

“Preemptive Rights Notice” has the meaning set forth in Section 9.7(a).

“Preemptive Securities” has the meaning set forth in Section 9.7(a).

“Pricing Calculation Notice” has the meaning set forth in Section 9.9(e).

“Prohibited Transfer” means any Transfer of any Unit by a Member to a Person which (a) may not be effected without registering the securities involved under the Securities Act, (b) would result in the assets of the Company constituting “Plan Assets” as such term is defined in the Department of Labor regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, (c) would cause the Company to be controlled by or be under common control with an “investment company” for purposes of the Investment Company Act of 1940, as amended, or to register as an investment company under the Investment Company Act of 1940, as amended, (d) would require any securities of the Company to be registered under the Exchange Act, (e) would cause the Company to be a publicly traded partnership within the meaning of Code Section 7704 (and the Regulations promulgated thereunder), (f) would cause the Company to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)), (g) would subject the Company to a withholding obligation under Code Section 1446(f), (h) would occur after the commencement of a Bankruptcy, (i) is to a Competitor, or (j) is in violation of this Agreement.

“Proposed Tag-Along Transfer” has the meaning set forth in Section 9.6(b).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchase and Sale Agreement” has the meaning set forth in Section 9.6(e).

“Purchase Offer” has the meaning set forth in Section 9.5(a).

“Purchase Offer Notice” has the meaning set forth in Section 9.5(a).

“Purchase Offer Period” has the meaning set forth in Section 9.5(a).

“Qualifying Asset Sale” means a Significant Asset Sale where the Market Multiple (counting only the WHP Liquid Consideration of the WHP Sale Consideration in calculating the Market Multiple), as of any date of determination, is greater than or equal to the Minimum Multiple.

“Qualifying WHP COC” means a WHP COC where the Exchange Reference Multiple (counting only the WHP Liquid Consideration portion of the WHP Sale Consideration in calculating the Exchange Reference Multiple), as of any date of determination, is greater than or equal to the Minimum Multiple.

“Receiving Holder” has the meaning set forth in Section 9.8(a).

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.2(e).

“Return on Investment Condition” means, with respect to the Receiving Holder for any Company Sale Proposal, as of the date of the Company Sale Proposal Notice and the date of the Company Sale, if:

(a) (i) (A) the Company Sale Consideration, multiplied by (B) the aggregate Holder Percentage of the Receiving Holder, plus (ii) any Distributions, dividends, sale proceeds or other dispositions received by such Receiving Holder in respect of its Units (including by way of redemption or repurchase in respect of any of its Units) from and after the Effective Date, is greater than or equal to,

(b) the sum of (i) $301,250,000, plus (ii) without duplication of the foregoing clause (i), the aggregate consideration paid by such Receiving Holder in any purchase in respect of its Units or capital contribution (through the payment of new capital) made to the Company from and after the Effective Date.

“ROFO” has the meaning set forth in Section 9.8(c).

“ROFO Consideration” has the meaning set forth in Section 9.8(c).

“ROFO Dragged Members” has the meaning set forth in Section 9.8(c).

“ROFO Election” has the meaning set forth in Section 9.8(c).

“ROFO Stock Consideration” has the meaning set forth in Section 9.8(e)(ii).

“ROFO Stock Consideration Notice” has the meaning set forth in Section 9.8(e)(ii).

“Sale Notice” has the meaning set forth in Section 9.5(a).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the OFAC’s Specially Designated Nationals and Blocked Persons List; or (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a).

“Schedule of Units, Members and Contributions” has the meaning set forth in Section 3.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Selling Member” has the meaning set forth in Section 9.6(b).

“Significant Asset Sale” means any direct or indirect sale, transfer, assignment, license, lease or other disposition of the assets of WHP Topco and its Subsidiaries, whether in one transaction or a series of transactions, in which the WHP Asset Sale EBITDA attributable to such assets equals fifty percent (50%) or more of the total WHP Topco EBITDA (in each case for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of the WHP Asset Sale Notice), in each case, excluding a Significant Distribution.

“Significant Distribution” means any dividend or distribution of assets (including Equity Securities) by WHP Topco and its Subsidiaries, whether in one transaction or a series of transactions, in which the WHP Topco EBITDA attributable to such assets equals fifty percent (50%) or more of the total WHP Topco EBITDA (in each case, for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the record date of such Significant Distribution).

“Specified Consideration” means the consideration set forth on Exhibit G.

“state” means any state within the U.S. or the District of Columbia.

“Subsequent Governance Flip” has the meaning set forth in Section 7.2(b)(iii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tag-Along Member” has the meaning set forth in Section 9.6(b).

“Tag-Along Notice” has the meaning set forth in Section 9.6(b).

“Tag-Along Notice Period” has the meaning set forth in Section 9.6(c).

“Tag-Along Offer” has the meaning set forth in Section 9.6(b).

“Tag-Along Participating Member” has the meaning set forth in Section 9.6(c).

“Tag-Along Right” has the meaning set forth in Section 9.6(b).

“Tag Buyer” has the meaning set forth in Section 9.6(b).

“Tag Participation Notice” has the meaning set forth in Section 9.6(c).

“Trade Controls” means all U.S. and non-U.S. Laws relating to (a) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State, and the United Nations, (b) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, and the United Nations, (c) antiboycott requirements and (d) the prevention of money laundering.

“Transaction Documents” means this Agreement, the Purchase Agreement, the License Agreement, the Management Services Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated hereby or thereby.

“Transfer” means any direct or indirect sale, transfer, assignment, offer, pledge, charge, gift, mortgage, exchange, hypothecation, grant of participation interest in, grant of a security interest or other direct or indirect disposition or encumbrance of legal title to or any beneficial interest in Equity Securities (all of the foregoing, whether with or without consideration, whether voluntarily or involuntarily or by operation of law). The terms “Transferee,” “Transferor,” “Transferred,” “Transferring” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding the foregoing, any pledging of Units by the WHP Holder or the Polaris Holder to any lenders or other debt financing sources for their respective debt financing purposes shall not be (or be deemed to be) a Transfer for purposes of this Agreement.

“Transfer Securities” has the meaning set forth in Section 9.5(a).

“Transferring Member” has the meaning set forth in Section 9.5(a).

“under common control with” has the meaning set forth in the definition of “Affiliate” in this Section 1.1.

“Unit” has the meaning set forth in Section 3.1(a).

“U.S.” means the United States of America, including its territories and possessions, and its military bases anywhere in the world.

“Valuation Firm” means an independent investment bank or financial advisory firm of nationally recognized standing with experience in the valuation of businesses similar to those of WHP Topco and/or the Company.

“WHP Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent pursuant to the WHP Credit Agreement, in such capacities and together with any successors and assigns in such capacities and any other entity serving in such capacities under any WHP Credit Agreement.

“WHP Asset Sale EBITDA” means, as of any date of determination, the amount of WHP Topco EBITDA attributable to the assets disposed of or to be disposed of in a Significant Asset Sale.

“WHP Asset Sale Exchange” has the meaning set forth in Section 9.11(a).

“WHP Asset Sale Notice” has the meaning set forth in Section 9.11(b).

“WHP Buyer Securities” has the meaning set forth in Section 9.10(b).

“WHP COC” means any transaction or series of transactions pursuant to which (a) any Person (or group of Persons), other than any existing equityholder of WHP Topco and its Affiliates, acquires or becomes the beneficial owner of, directly or indirectly, more than fifty percent (50%) but less than one hundred percent (100%) of the outstanding Equity Securities of WHP Topco, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise or (b) any Person (or group of Persons), other than any existing equityholder of WHP Topco and its Affiliates, acquires or becomes the beneficial owner of, directly or indirectly, one hundred percent (100%) of the outstanding Equity Securities of WHP Topco, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise.

“WHP COC Exchange” has the meaning set forth in Section 9.10(a).

“WHP COC Notice” has the meaning set forth in Section 9.10(b).

“WHP Credit Agreement” means that certain Credit Agreement, dated as of February 20, 2025, by and among WH Borrower, LLC, WH Intermediate, LLC, the WHP Administrative Agent and each lender from time to time party thereto, as may be amended, supplemented or otherwise modified from time to time.

“WHP Enterprise Value” means, as of a particular date of determination:

(a)            in the case of an IPO Event, the aggregate enterprise value of WHP Topco equal to (i) (A) the WHP IPO Share Price, multiplied by (B) the number of common Equity Securities of WHP Topco on a fully diluted basis (taking into account actual conversions of preferred Equity Securities into common Equity Securities of WHP Topco in connection with the consummation of such IPO Event and taking into account participation thresholds applicable to any common Equity Securities) contained in the final prospectus filed with the SEC in connection with the applicable IPO Event (including any Equity Securities of WHP Topco issued pursuant to the exercise of an “over-allotment option” in connection with the applicable IPO Event), plus (ii) the aggregate principal amount of the outstanding funded indebtedness of the WHP Group, on a consolidated basis, plus (iii) without duplication of clause (i) above, the aggregate value of any outstanding preferred Equity Securities (including the liquidation preference and the accreted value, as applicable) issued by any member of the WHP Group that does not convert into common Equity Securities of WHP Topco in connection with the consummation of such IPO Event, minus (iv) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the WHP Group, on a consolidated basis, taking into account the effect of the IPO Event, in each case of the foregoing clauses (ii) through (iv), adjusted for the ownership percentage of any direct or indirect subsidiaries of WHP Topco that are not, directly or indirectly, wholly owned by the WHP Topco (provided that the parties hereto agree that their intent in calculating WHP Enterprise Value pursuant to this clause (a) is to correctly determine, using general principles of corporate finance, the implied enterprise value of WHP Topco and the Exchange Reference Multiple);

(b)            in the case of a WHP COC, the aggregate enterprise value of WHP Topco equal to (i) the WHP Sale Consideration, which, solely if the WHP COC is as described in clause (a) of the definition of “WHP COC,” shall be divided by the proportion expressed as a percentage of the WHP Topco Units on a fully diluted basis (taking into account actual conversions of preferred Equity Securities into common Equity Securities of WHP Topco in connection with the consummation of such WHP COC) which a Person (or group of Persons), acquires or becomes the beneficial owner of in connection with the WHP COC, taking into account the economic rights, preferences and privileges of all such Equity Securities (including any participation thresholds applicable thereto), plus (ii) the aggregate principal amount of any outstanding funded indebtedness of the WHP Group, on a consolidated basis, plus (iii) without duplication of clause (i) above, the aggregate value of any outstanding preferred Equity Securities (including any consideration received in the WHP COC, as well as the liquidation preference and the accreted value, as applicable) issued by any member of the WHP Group that will either be sold in the WHP COC or otherwise will not convert into WHP Topco Units in connection with the WHP COC), minus (iv) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the WHP Group, on a consolidated basis, in each case of the foregoing clauses (ii) through (iv), adjusted for the ownership percentage of any direct or indirect subsidiaries of WHP Topco that are not, directly or indirectly, wholly owned by WHP Topco (provided that the parties hereto agree that their intent in calculating WHP Enterprise Value pursuant to this clause (b) is to correctly determine using general principles of corporate finance, the implied enterprise value of WHP Topco (which is implied by the WHP Sale Consideration), and then to use such implied enterprise value to (x) bridge to the WHP Equity Value in order to correctly determine, similarly using general principles of corporate finance, the implied equity value of the WHP Topco Units being issued to the Polaris Holder (taking into account the terms of all other Equity Securities that are not WHP Topco Units) and (y) calculate the Exchange Reference Multiple); and

(c)            in the case of a Significant Asset Sale, the aggregate enterprise value of WHP Topco equal to (i) the WHP Topco EBITDA, multiplied by (ii) the Market Multiple.

“WHP Equity Value” means, as of a particular date of determination, the aggregate equity value of WHP Topco equal to (a) the WHP Enterprise Value, minus (b) the aggregate principal amount of any outstanding funded indebtedness of the WHP Group, on a consolidated basis, plus (c) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the WHP Group, on a consolidated basis, minus (d) the aggregate value of any preferred Equity Securities (including any consideration received in the applicable transaction, as well as, and without duplication, the liquidation preference and the accreted value, as applicable) issued by any member of the WHP Group that will either be sold in the applicable transaction or otherwise will not convert into common equity of WHP Topco in connection with the applicable transaction, in each case of the foregoing clauses (b) through (d), adjusted for the ownership percentage of any direct or indirect Subsidiaries of WHP Topco that are not, directly or indirectly, wholly owned by WHP Topco.

“WHP Group” means, collectively, WHP Topco and any of its Subsidiaries.

“WHP Holder” means (a) the WHP Member and (b) any Permitted Transferee of the WHP Member that becomes party hereto.

“WHP Holder Percentage” means the aggregate Holder Percentage of the WHP Holder.

“WHP IPO Share Price” means (x) if the IPO Event is an IPO, the per share price paid by the underwriters listed in the final prospectus filed with the SEC, (y) if the IPO Event is a De-SPAC, the price per WHP Topco Unit set forth in the definitive agreement for such merger, consolidation, reorganization or business combination, or (z) if the IPO Event is a Direct Listing, the per share price at which trading is initiated on the day of the listing.

“WHP Liquid Consideration” means, as of any date of determination, the aggregate value of the WHP Sale Consideration that is (a) cash, (b) freely tradeable Equity Securities of a company that is listed on the Nasdaq Stock Market, the New York Stock Exchange or similar national securities exchange, or (c) except in the case of an election by the Polaris Holder pursuant to Section 9.10(b)(ii) or Section 9.11(b)(ii), as applicable, the Specified Consideration. Consideration consisting of Equity Securities that are publicly traded (or any securities convertible or exchangeable into such securities or any securities of the same class as such securities) will be valued at the trading price thereof (but, in the case of any such convertible or exchangeable securities, giving effect to any exercise price, strike price or other consideration payable in connection with the conversion or exchange thereof, and, in the case of any such securities that are “out of the money” at the time of determination, based on a Black Scholes valuation thereof) on the day immediately prior to the signing of the definitive agreements in connection with WHP COC or a Significant Asset Sale, as applicable. The value of any non-marketable securities will be calculated using standard valuation methodologies, including (i) discounted cash flow methodology and (ii) valuation of comparable companies analysis, in accordance with best industry practices and prepared in good faith.

“WHP LPA” has the meaning set forth in Section 9.12(a).

“WHP Manager Votes” has the meaning set forth in Section 7.2(b)(i).

“WHP Managers” has the meaning set forth in Section 7.2(a)(i).

“WHP Member” has the meaning set forth in the Preamble.

“WHP Sale Consideration” means the gross consideration received or to be received by WHP Topco or the direct or indirect holders of its Equity Securities (including any convertible preferred securities that converted into WHP Topco Units in connection with a WHP COC or a Significant Asset Sale, as applicable) in connection with a WHP COC or a Significant Asset Sale, as applicable, including cash, securities, property or rights, the assumption of any notes, debt or other obligations or liabilities, or any other consideration. For the avoidance of doubt, the WHP Sale Consideration shall include any consideration received or receivable by WHP Topco and/or any holder of its Equity Securities in the form of deferred consideration or “earn-outs,” or other contingent purchase price-based related payments held in escrow, holdbacks, earn-outs or otherwise not paid at the closing of the WHP COC or the Significant Asset Sale, as applicable. Consideration consisting of Equity Securities that are publicly traded (or any securities convertible or exchangeable into such securities or any securities of the same class of such securities) will be valued at the trading price thereof (but, in the case of any such convertible or exchangeable securities, giving effect to any exercise price, strike price or other consideration payable in connection with the conversion or exchange thereof, and, in the case of any such securities that are “out of the money” at the time of determination, based on a Black Scholes valuation thereof) on the day immediately prior to the closing of the WHP COC or a Significant Asset Sale, as applicable. The value of any non-marketable securities will be calculated using standard valuation methodologies, including (a) discounted cash flow methodology and (b) valuation of comparable companies analysis, in accordance with best industry practices and prepared in good faith.

“WHP Topco” has the meaning set forth in the Preamble.

“WHP Topco EBITDA” has the meaning set forth in Exhibit C. An illustrative calculation of WHP Topco EBITDA as of September 30, 2025 is set forth in Exhibit C-1.

“WHP Topco Units” has the meaning set forth in Section 9.12(h).

Section 1.2            Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)            the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)            words importing any gender shall include other genders;

(c)            words importing the singular only shall include the plural and vice versa;

(d)            the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)            the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)            references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g)            references to any “Person” include the successors of such Person;

(h)            the use of the words “or,” “either” and “any” shall not be exclusive;

(i)            wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j)            references to “$” or “dollars” means the lawful currency of the U.S.;

(k)            the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(l)            references to “written” or “in writing” include in electronic form;

(m)            provisions shall apply, when appropriate, to successive events and transactions;

(n)            any reference to “days” means calendar days unless Business Days are expressly specified;

(o)            when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the day at the end of the period is not a Business Day, then the period shall end on the close of the next immediately following Business Day;

(p)            references to any “agreement,” “contract,” “schedule” or “law,” unless otherwise stated, are to such agreement, contract or schedule or law as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(q)            any reference to “preferred Equity Securities” of a Person will mean all Equity Securities of such Person other than the common Equity Securities of such Person; and

(r)            the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Article II

ORGANIZATIONAL MATTERS

Section 2.1            Formation of the Company. The Company was formed on March 23, 2026 as a Delaware limited liability company under the Delaware Act. Effective upon the execution of this Agreement, the rights and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement; provided, that, to the extent of any inconsistency between this Agreement and waivable or non-mandatory provisions of the Delaware Act, then this Agreement shall govern; provided, further, that, notwithstanding the foregoing, (a) Section 18-305(a) of the Delaware Act (entitled “Access to and confidentiality of information; records”) shall not apply or be incorporated into this Agreement and (b) as contemplated by Section 18-210 of the Delaware Act (entitled “No statutory appraisal rights”), the Members shall not be entitled to statutory appraisal rights. The Company shall initially have one class of Units, consisting of Class A Units, which shall have the relative rights, powers, preferences, duties, qualifications, limitations and restrictions set forth in this Agreement. Upon the execution and delivery of this Agreement, each of the Members shall have a Membership Interest consisting of Class A Units with the associated aggregate Holder Percentage set forth opposite such Member’s name on the Schedule of Units, Members and Contributions attached hereto, with effect as of the Effective Date.

Section 2.2            Name. The name of the Company as of the Effective Date is LE Topco, LLC or such other name or names as the Board may designate from time to time, subject to Section 7.6.

Section 2.3            Powers; Purposes.

(a)            General Powers. The Company shall have all of the powers of a Delaware limited liability company, including the power to engage in any lawful act or activity for which the Company may be organized under the Delaware Act.

(b)            Purposes. The nature of the business or purposes to be conducted or promoted by the Company is to, directly or indirectly, acquire, own and manage the Company IP and to perform such other obligations and duties as are imposed upon the Company under this Agreement and the other Transaction Documents. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.

(c)            Budget. The Company shall operate substantially in accordance with the Annual Budget, except for deviations approved by the Board, subject to Section 7.10.

Section 2.4            Principal Location; Registered Office. The Company’s registered office is 209 Orange Street, Wilmington, Delaware 19801. The principal office of the Company shall be located at such place (whether inside or outside the State of Delaware) as the Board may from time to time designate. The Company may have such other offices (whether inside or outside the State of Delaware) in the U.S. or any other country as the Board may from time to time designate. The registered office and registered agent of the Company in the State of Delaware shall be the office of the initial registered office and registered agent set forth in the Certificate of Formation or such other office as the Board may from time to time designate. The Board may change the registered office or registered agent from time to time by (a) filing the address of the new registered office or the name of the new registered agent with the Delaware Secretary of State pursuant to the Delaware Act and (b) giving notice of such change to each of the Members.

Section 2.5            Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in full force and effect in perpetuity; provided that the Company may be dissolved in accordance with the provisions of Article X.

Section 2.6            Foreign Qualification. Subject to the limitations set forth herein regarding situations in which the approval of the Members is required by the terms of this Agreement, (a) the Board shall cause the Company to be qualified or registered under foreign entity-related statutes or assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company owns property or transacts business to the extent that such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or engage in business and (b) in connection with the immediately foregoing, any officer appointed pursuant to Section 7.7 may execute, deliver and file any certificates (and any amendment or restatement thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company is permitted to conduct business pursuant to this Agreement.

Section 2.7            Title to Assets. Title to Company assets and property (both tangible and intangible) shall be deemed to be owned by the Company as an entity and shall be held in the name of the Company or one or more of its Subsidiaries, as the Board may determine from time to time, subject to Section 7.6. The Members shall not have any interest (ownership or otherwise) in such assets or property of the Company. The interest of the Members in the Company is personal property.

Section 2.8            Partnership Status. The Members intend that the Company not be a joint venture, and that no Member be a joint venturer of any other Member by virtue of this Agreement for any purpose, that this Agreement is personal to each of them and shall be treated as a personal service contract for all purposes, including in connection with a Bankruptcy proceeding and neither this Agreement nor any other document entered into by the Members relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as partnership for federal, state, and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions and actions in a manner consistent with such treatment.

Section 2.9            Schedules. The Board shall keep or cause to be kept the Schedule of Units, Members and Contributions in accordance with Section 3.2(a).

Article III

ADMISSION OF MEMBERS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1            Capitalization.

(a)            Units: Initial Capitalization. Each Member’s Membership Interests, including such Member’s Economic Interest, shall be represented by issued and outstanding units of membership interests (each, a “Unit”). Each Unit, or the Member holding such Unit, as applicable, shall have the privileges, preferences, duties, liabilities, obligations and rights set forth in this Agreement with respect to such Unit.

(b)            Class A Units. The Company shall initially have one (1) authorized type of Units: Class A Units (the “Class A Units”). The Company has issued as of the Effective Date 100,000 Class A Units to those Persons set forth on the Schedule of Units, Members and Contributions. The ownership by a Member of Units shall invest such Member with the Economic Interest therein (except to the extent Transferred to an assignee as permitted by this Agreement) and the governance rights set forth in this Agreement. For purposes of this Agreement, Units held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Units.

(c)            Issuance of Additional Units. Subject to the provisions of Section 7.6, Section 9.7 and Section 11.2, the Board shall have the right to cause the Company to issue at any time after the Effective Date, and for such amount and form of consideration as the Board may determine, additional Units (of existing classes or new classes) (including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board), and in connection therewith, and, subject to the provisions of Section 7.6 and Section 11.2, the Board shall have the power to make amendments to this Agreement as the Board in its discretion deems necessary or appropriate to give effect to such additional issuance.

(d)            Recapitalization or Exchange of Units. Any recapitalization or exchange of Units (by Unit split or otherwise) or combination (by reverse Unit split or otherwise) of any particular class or series of outstanding Units shall be made contemporaneously to all classes and series of outstanding Units.

Section 3.2            Admission of Members; Additional Members.

(a)            Schedule of Units, Members and Contributions. The Company shall maintain and keep at its principal location a “Schedule of Units, Members and Contributions” on which it shall set forth (i) the name of each Member, (ii) the address of each Member, (iii) the aggregate number of Units of each class owned by each Member, (iv) the amount and date of the Capital Contributions that have been made by each Member, (v) the amount and date of any repayment representing a return of the whole or any part of the Capital Contribution of any Member, (vi) the Holder Percentage of each Member, (vii) the Fair Market Value of any property other than cash contributed by each Member with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject), as determined by the Board in good faith and (viii) such other particulars relating to each Member (and previous Member) as it may deem appropriate. A Member shall automatically cease to be a Member upon Transfer of all of such Member’s Units in accordance with this Agreement and the transferee shall not become a Member until admitted in accordance with the terms of this Agreement.

(b)            Additional Members. Subject to the provisions of Section 7.6, Section 9.1, Section 9.2, Section 9.7 and Section 11.2, in connection with a Transfer or issuance of Units in accordance with the terms of this Agreement, the Board shall admit Additional Members. Such Person shall be admitted to the Company as an Additional Member upon furnishing to the Board (i) a joinder agreement, in the form attached hereto as Exhibit D (the “Joinder Agreement”), pursuant to which such Person agrees to be bound by all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Board may deem appropriate). Such admission shall become effective on the date on which such conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member, the Schedule of Units, Members and Contributions shall be amended to reflect the name, address and Units and other interests in the Company of such Additional Member.

Section 3.3            Capital Accounts.

(a)            The Company shall maintain a separate capital account for each Member according to the rules of Regulations Section 1.704-1(b)(2)(iv) (each, a “Capital Account”). The Capital Account of each Member shall be credited initially with an amount equal to such Member’s cash contributions and the initial Gross Asset Value of any property contributed to the Company by the Member (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to) as of the Effective Date. The Capital Account of each Member as of immediately after the Closing is set forth on the Schedule of Units, Members and Contributions.

(b)            The Capital Account of each Member shall (i) be credited with all Income allocated to such Member pursuant to Section 5.1 and Section 5.2, and with the amount equal to such Member’s cash contributions and the initial Gross Asset Value of any property contributed to the Company by the Member (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to) following the Effective Date, and (ii) be debited with all Loss allocated to such Member pursuant to Section 5.1 and Section 5.2, and with the amount of cash and the Gross Asset Value of any property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed by the Company to such Member.

(c)            The Company may, upon the occurrence of the events specified in the definition of “Gross Asset Value,” increase or decrease the Capital Accounts of the Member in accordance with the Regulations to reflect a revaluation of Company property.

Section 3.4            Negative Capital Accounts; No Additional Required Capital Contributions. No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including upon and after the winding up and dissolution of the Company). No Member shall be required to make any additional Capital Contributions to the Company for any reason.

Section 3.5            No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.6            Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company in accordance with the terms of this Agreement (including Section 7.6), then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.7            No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to Distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.8            Transfers of Units. No Member or holder of Units, nor any spouse or legal representative of a Member or holder of Units, may Transfer all or any portion of such Member’s Units, except as expressly permitted by and in compliance with Article IX and in compliance with Section 3.2. Each of the Members agrees that the restrictions contained in this Agreement are fair and reasonable and in the best interest of the Company and the Members.

Section 3.9            Non-Certification of Units; Legend; Units Are Securities. Units shall be issued in non-certificated form; provided, that the Board may cause the Company to issue certificates to a Member representing the Units held by such Member. If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES A UNIT REPRESENTING A MEMBERSHIP INTEREST IN LE TOPCO, LLC.

THE MEMBERSHIP INTEREST IN LE TOPCO, LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LE TOPCO, LLC, DATED APRIL 1, 2026, BY AND AMONG LE TOPCO, LLC, AND EACH OF THE MEMBERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Article IV

DISTRIBUTIONS

Section 4.1            Distributions. Subject to the provisions of Section 18-607 of the Delaware Act, Section 7.6 and the following sentences of this Section 4.1, the Board may, in its sole discretion, make Distributions at any time or from time to time; provided, that, except with the prior written approval of the Board (including at least one (1) Polaris Manager), the Company shall distribute all Excess Cash as of the end of each fiscal quarter to the Members reasonably promptly (and in any event within ten (10) Business Days) following the end of such fiscal quarter. All Distributions made pursuant to this Agreement shall be made to the Members holding Class A Units (ratably among such Members based upon their respective number of Class A Units held by such holders as of immediately prior to such Distribution).

Section 4.2            Successors. For purposes of determining the amount of Distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units. For the avoidance of doubt, all Distributions in respect of a transferred Unit (or part thereof) shall take into account Distributions previously made (or deemed to be made) such that the aggregate Distributions made in respect of such Unit (or part thereof) shall be the same as if no Transfer occurred.

Section 4.3            Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1. Any resulting hypothetical Income or Loss pursuant to clause (c) of the definition of “Gross Asset Value” shall be allocated to the Capital Accounts of the Members in accordance with Section 5.1 and Section 5.2. In connection with any distribution of property in-kind by the Company to any Member, the Company shall use reasonable best efforts to effect such distribution in a manner that eliminates or minimizes the application of Sections 704(c)(1)(B) and 737 of the Code.

Article V

ALLOCATIONS

Section 5.1            Allocations. Except as otherwise provided in, and after giving effect to, Section 5.2, Net Income and Net Loss (and, if necessary, individual items of Income and Loss) shall be allocated annually (and at such other times as the Board reasonably determines) to the Members in such manner that the positive Capital Account (increased by any amounts such Member is obligated to restore pursuant to Regulations Section 1.704-2) balance of each Member shall, to the greatest extent possible, be equal to the amount that would be distributed to such Member (after satisfaction of any financial obligations of each Member to the Company under any provisions of this Agreement), if (a) the Company were to sell the assets of the Company for their Gross Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Company were to distribute the remaining proceeds of sale pursuant to Section 4.1 or liquidation pursuant to Section 10.2 and (d) the Company were to dissolve pursuant to Article X.

Section 5.2            Special Allocations.

(a)            Loss attributable to Member Nonrecourse Debt shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a Fiscal Year in Member Minimum Gain, Income for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated to the Members in the amounts and of such character as is determined according to Regulations Section 1.704-2(i)(4). This Section 5.2(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(b)            Except as otherwise provided in Section 5.2(a), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be allocated Income for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the amounts and of such character as is determined according to Regulations Section 1.704-2(f). This Section 5.2(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)            If any Member that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any Fiscal Year, computed after the application of Section 5.2(a) and Section 5.2(b) but before the application of any other provision of Section 5.1 and this Section 5.2, then Income for such Fiscal Year shall be allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 5.2(c) is intended to be a “qualified income offset” provision as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)            Adjustments to Gross Asset Values of Company assets described in clause (d) of the definition of “Gross Asset Value” shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(e)            The allocations set forth in Section 5.2(a) through Section 5.2(d) inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate items of Income and Loss of the Company or to make Distributions. Accordingly, notwithstanding the other provisions of Section 5.1 and Section 5.2, but subject to the Regulatory Allocations, items of Income and Loss of the Company shall be allocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Members to be in the amounts (or as close thereto as possible) they would have been if Income and Loss had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this shall be accomplished by specially allocating other Income and Loss among the Members so that, to the extent possible, the net amount of Regulatory Allocations and such special allocations to each such Member is zero.

(f)            Upon the exercise of a noncompensatory option (as defined in Regulations Section 1.721-2(f)), then the applicable Member(s) shall be allocated Income or Loss for such Fiscal Year according to Regulations Section 1.704-1(b)(2)(iv)(s).

(g)            Notwithstanding any other provisions of this Agreement, any item of income, gain, loss or deduction which is specially allocated pursuant to this Section 5.2 shall not be taken into account for purposes of computing Net Income or Net Loss.

(h)            All matters concerning the computation of Capital Accounts, the allocation of Net Income (or items thereof) and Net Loss (or items thereof) for Capital Account purposes, the allocation of items of Company income, gain, loss, deduction and expense for tax purposes and the adoption of any accounting methods or procedures not expressly provided for by the terms of this Agreement shall be reasonably determined by the Partnership Representative. Absent manifest error, such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for any tax purposes, any item of income, gain, loss, deduction or expense of any Member or the Company is constructively attributed to, respectively, the Company or any Member, or any contribution to or distribution by the Company or any payment by any Member or the Company is recharacterized, the Partnership Representative may, in its reasonable discretion, specially allocate items of Company income, gain, loss, deduction and expense or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution or recharacterization and the application of this sentence of this Section 5.2(h) had not occurred.

Section 5.3            Tax Allocations.

(a)            The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable Law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)            Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value. The Partnership Representative shall have the authority to select, in its reasonable discretion, any method of making such allocations that is allowed under Code Section 704(c) and the Regulations thereunder; provided, that the Board shall make such allocations (including “reverse” Section 704(c) allocations) with respect to the Contributed Assets and Assigned Contracts (each as defined in the Purchase Agreement) and any other assets contributed to the Company in connection with the IP Contribution (as defined in the Purchase Agreement) using the “traditional method” under Regulations Section 1.704-3(b), unless otherwise agreed to by each of the Members in writing.

(c)            Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Partnership Representative taking into account the principles of Regulations Section 1.704-1(b)(4)(ii).

(d)            Allocations pursuant to this Section 5.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, Distributions or other Company items pursuant to any provision of this Agreement.

Section 5.4            Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable Law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 5.5            Withholding, Indemnification and Reimbursement for Payments on Behalf of a Member.

(a)            General. The Company may withhold and remit to a Governmental Entity any taxes that are required to be withheld and remitted under applicable tax Law with respect to any Member, and any such taxes may be withheld from any distribution otherwise payable to such Member. Taxes withheld and paid to the relevant Governmental Entity on amounts directly or indirectly payable to the Company or any of its Subsidiaries that is treated as a pass-through entity and taxes otherwise paid to the relevant Governmental Entity by the Company or any of its Subsidiaries that is treated as a pass-through entity shall be treated for purposes of this Agreement as distributed to the appropriate Members and paid by the appropriate Members to the relevant Governmental Entity. If the Company is required by applicable Law to make or is subject to any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including withholding taxes, state or local personal property taxes and state or local unincorporated business taxes, taxes under Section 1446 of the Code and taxes that arise under the Partnership Tax Audit Rules), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses), to the extent that such amount was not withheld from any distribution otherwise payable to such Member. No such indemnification will be considered a Capital Contribution for purposes of this Agreement. A Member’s obligation to indemnify the Company under this Section 5.5 shall survive the Member’s Transfer of any Unit and the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.5, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to five (5) percentage points per annum (but not in excess of the highest rate per annum permitted by applicable Law).

(b)            If and to the extent that the Company shall be required to withhold or pay any withholding or other taxes pursuant to Section 5.5(a), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a Distribution pursuant to the provisions of Section 4.1 with respect to such Member’s Units to the extent that such Member would have received a distribution but for such withholding. In addition, if and to the extent that the Company receives a distribution or payment from or in respect of which tax was withheld, as a result of (or attributable to) such Member’s status as a Member hereunder, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as described in the prior sentence. To the extent that the aggregate of such payments made on behalf of a Member for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Board shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer. This Section 5.5(b) shall survive the dissolution and termination of the Company, the withdrawal of any Member from the Company and any Transfer of a Member’s Units.

(c)            For the avoidance of doubt, any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company shall be treated as specifically attributable to the Members of the Company, and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined.

Article VI

MEMBERS

Section 6.1            Lack of Authority of Individual Members. Except as otherwise expressly provided herein, no Member shall in its capacity as a Member have the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditure on behalf of the Company.

Section 6.2            Members’ Right to Act. For situations in which the approval of the Members is required pursuant to this Agreement or a non-waivable provision of the Delaware Act, the Members shall act through written consent or meetings as set forth in Section 6.2(a) and Section 6.2(b). Unless otherwise provided in this Agreement, any action (including the giving of consent, waivers or approvals) by the Members shall require the affirmative vote of, or written consent signed by, the Members holding a majority of the Units. Except for the voting, approval and consent rights of the Members expressly provided in this Agreement and the non-waivable provisions of the Delaware Act, none of the Members shall have any voting, approval or consent rights under this Agreement or the Delaware Act, and each Member expressly waives any consent, approval or voting rights that are not expressly provided in this Agreement and any other rights to participate in the governance of the Company, whether such rights may be provided under the Delaware Act or otherwise.

(a)            Action by the Members at Meetings; Meetings by Telephone Conference.

(i)            The actions taken by the Members at any meeting (as opposed to by written consent), however called and however notice has been given, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members as to whom it was improperly held sign a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.

(ii)           Subject to the requirements of the Delaware Act, the Certificate of Formation and this Agreement, the Members may participate in and hold a meeting of the Members by means of a conference, telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(b)            Action by the Members via Written Consent. Any action permitted or required by the Delaware Act, the Certificate of Formation, or this Agreement to be taken at a meeting of the Members may be taken without a meeting, without notice and without a vote if a consent in writing, setting forth the action to be taken, is signed by all Members and, when so signed, such written consent shall constitute Member approval of such action. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Delaware Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members.

Section 6.3            Liability of Members. Except as otherwise required by any applicable Law that may not be waived by the Company or a Member or as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company or to any Subsidiary of the Company, to any of the other Members, to the creditors of the Company or any of its Subsidiaries or to any other third Person for the debts, obligations and liabilities of the Company or any of its Subsidiaries, whether arising in contract, tort or otherwise (including those arising as a Member or an equityholder, an owner or a shareholder of another Person), and in furtherance of the foregoing, each Member (in its capacity as a Member) shall be liable only to make such Member’s Capital Contributions to the Company, if applicable, and the other payments provided for expressly herein, in each case, in accordance with the applicable terms of this Agreement and any Transaction Document to which it is a party. No Member shall be obligated hereunder to reimburse or make any payment to, or incur any liability in favor of, the Company or any Subsidiary of the Company for lost revenues, profits, diminution in value or other opportunity costs, whether direct or indirect, however incurred or calculated, for activities, opportunities or businesses that the Company or any Subsidiary of the Company, as applicable, does or does not undertake as a result of any exercise or non-exercise by a Member of any rights under this Agreement or any requisite approval of the Board or any other approval required hereunder, including pursuant to Section 7.6, not being attained.

Article VII

MANAGEMENT OF THE COMPANY

Section 7.1            Authority of the Board. Except for situations in which (a) the approval of the Members or any specific Member is required by this Agreement or the Delaware Act or (b) the authority of the Board is otherwise limited by the terms of this Agreement, in each case including Section 7.6 hereof, and in each case subject to the other provisions of this Article VII, the Board shall direct and exercise full supervisory control over all activities of the Company, and have the power to bind or take any action on behalf of the Company within its scope and in accordance with this Agreement. For the avoidance of doubt, no individual Manager acting in his or her capacity as a “manager” shall have the authority to bind the Company; except as a member of the Board acting collectively as the Board, and all actions by the Managers shall be taken collectively as the Board, subject to the other provisions of this Agreement.

Section 7.2            Composition of the Board.

(a)            Subject to Section 7.6, the total number of members that comprise the Board shall be established by the Board from time to time. As of the Effective Date, the Board shall be comprised of four (4) Managers:

(i)            two (2) persons designated by the WHP Holder (the “WHP Managers”), who shall initially be Yehuda Shmidman and Ephraim Zinkin; and

(ii)           two (2) persons designated by the Polaris Holder (the “Polaris Managers”), who shall initially be Josephine Linden and Andrew J. McLean;

provided, that in no event shall any Person employed or engaged as a service provider or otherwise by any Competitor serve as a Manager.

(b)            The composition of the votes of the Managers shall be as follows:

(i)            Subject to Section 7.2(b)(ii) and Section 7.2(b)(iii), at each meeting of the Board, and in each other circumstances in which the Managers are authorized or directed to take any action under this Agreement, (A) the WHP Managers present at such meeting (or taking such action) shall collectively be entitled to a number of votes on all matters submitted to the Board equal to the sum of one (1) plus the number of Managers present at such meeting (or taking such action) that are not WHP Managers (the “WHP Manager Votes”), with each WHP Manager entitled to cast his or her proportionate share of the WHP Manager Votes, and (B) each Polaris Manager shall be entitled to a number of votes on all matters submitted to the Board equal to one (1) vote per Manager (the “Polaris Manager Votes”).

(ii)           Notwithstanding the foregoing, if at any time after the Effective Date (x) the Polaris Holder Percentage is greater than the WHP Holder Percentage and (y) the WHP Holder Percentage is lower than forty percent (40%), then the WHP Manager Votes shall be equal to one (1) vote per Manager and the Polaris Manager Votes shall collectively be equal to the sum of one (1) plus the number of Managers present at such meeting (or taking such action) that are not Polaris Managers, with each Polaris Manager entitled to cast his or her proportionate share of the Polaris Manager Votes (such change, the “Governance Flip”).

(iii)          From and after a Governance Flip, (x) if at any time the WHP Holder Percentage is greater than or equal to the Polaris Holder Percentage, then the Polaris Manager Votes shall be equal to one (1) vote per Manager and the WHP Manager Votes shall collectively be equal to the sum of one (1) plus the number of Managers present at such meeting (or taking such action) that are not WHP Managers, with each WHP Manager entitled to cast his or her proportionate share of the WHP Manager Votes; and (y) if at any time the Polaris Holder Percentage is greater than the WHP Holder Percentage, then the WHP Manager Votes shall be equal to one (1) vote per Manager and the Polaris Manager Votes shall collectively be equal to the sum of one (1) plus the number of Managers present at such meeting (or taking such action) that are not Polaris Managers, with each Polaris Manager entitled to cast his or her proportionate share of the Polaris Manager Votes (such change in either clause (x) or (y), a “Subsequent Governance Flip”).

(iv)          Notwithstanding the foregoing, no Governance Flip or Subsequent Governance Flip will occur, and Section 7.2(b)(ii) and Section 7.2(b)(iii) shall cease to apply (with any such Governance Flip and/or Subsequent Flip being automatically unwound such that the composition of the votes of the Managers shall be determined in accordance with Section 7.2(b)(i)), if the Polaris Holder enters into or consummates any Polaris COC with a Competitor. Additionally, in no event shall any of the WHP Member’s or the Polaris Members’ rights under this Section 7.2 survive a Transfer pursuant to clause (a)(ii) or (b)(ii), as applicable, of the definition of “Permitted Transferee.”

(c)            Any committees of the Board or the board of managers (or equivalent) of any of the Company’s Subsidiaries shall be created only upon the approval of the Board, and the composition of each such committee shall be determined by the Board; provided that, for so long as the WHP Holder Percentage is at least fifteen percent (15%), each such committee shall include at least one (1) WHP Manager, and for so long as the Polaris Holder Percentage is at least fifteen percent (15%), each such committee shall include at least one (1) Polaris Manager. The voting rights of the Managers serving on any committee of the Board shall be commensurate with the voting rights of the corresponding Managers with respect to any actions taken by the Board as set forth in Section 7.2(b). The Board may dissolve any committee at any time, unless otherwise provided in the Certificate of Formation or this Agreement.

(d)            Any Member shall be removed from the Board or any committee thereof with cause or at the written request of the Member(s) that have the right to designate such Manager hereunder. If any Manager designated hereunder ceases to serve as a member of the Board during his or her term of office, then the resulting vacancy on the Board (if applicable) shall be filled by a representative designated by the Member(s) that have the right (if applicable) to designate the Manager who ceases to serve.

(e)            The Company shall reimburse, upon presentation of appropriate substantiating documentation and in accordance with any policies from time to time established by the Company, all reasonable out-of-pocket expenses incurred by any member of the Board who is not an employee of the Company or its Subsidiaries in connection with the performance of his or her duties as a member thereof (including his or her attendance at any meeting of the Board or any committee thereof). No member of the Board shall be entitled to receive any cash compensation for his or her services on the Board (other than expense reimbursement pursuant to the immediately foregoing sentence).

(f)            If any party fails to designate a representative to fill a Manager position pursuant to the terms of this Section 7.2, such position shall remain vacant until such party exercises its right to designate a Manager hereunder.

Section 7.3            Meetings; Quorum; Notice; Written Consent.

(a)            Meetings of the Board shall be held at least once per calendar quarter and may be held with forty-eight (48) hours’ notice to each Manager at such time and at such place as shall from time to time be determined by the Managers holding a majority of the voting power of the Board; provided, that if at any meeting of the Board, a quorum is not present, then, notwithstanding anything herein contained, the Managers present at such meeting may call a supplementary meeting of the Board on not less than forty-eight (48) hours’ notice to each Manager and the Managers present at the supplementary meeting shall constitute a quorum; provided, further, that the Company shall make such meeting available electronically pursuant to Section 7.3(d).

(b)            Directors having at least a majority of the voting power of the Board (including at least one (1) WHP Manager and at least one (1) Polaris Manager) shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, the Managers present at such meeting shall adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Notwithstanding the foregoing, if a quorum is not constituted at a meeting because at least one (1) WHP Manager or at least one (1) Polaris Manager is not present at such meeting nor at an adjournment of such meeting, then the presence of the Manager(s) that was/were so absent will not be required to establish a quorum at the next adjournment of such meeting scheduled at least two (2) days after the previous adjournment. Subject to Section 7.6, the vote of the Managers holding a majority of the voting power of all Managers present at a meeting at which a quorum is present shall be the act of the Board.

(c)            Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of members of the committee representing a majority of the voting power of all members of such committee (including at least one (1) WHP Manager and at least one (1) Polaris Manager) shall be necessary to constitute a quorum.

(d)            A member of the Board or any committee thereof may participate in and act at any meeting of such Board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 7.3 shall constitute presence in person at the meeting.

(e)            Any member of the Board or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member objects to the transaction of any business because the meeting is not lawfully called or convened. Such right to dissent shall not apply to any member who voted in favor of such action.

(f)            Any action permitted or required by the Delaware Act, the Certificate of Formation or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting, without prior notice and without a vote, provided that: (i) all Managers receive at least forty-eight (48) hours’ prior notice of the action to be taken, including a copy of any proposed written consent or similar instrument, and (ii) a consent in writing (including by electronic mail), setting forth the action to be taken, is signed by the Managers holding not less than the majority of the total votes that would be entitled to be cast by the Managers at a meeting of the Board or such committee at which all Managers or, as applicable, committee members, were present and voted. With respect to clause (i) above, execution of the written consent by a WHP Manager and a Polaris Manager shall constitute a waiver of such forty-eight (48)-hour prior notice requirement with respect to such Manager. Such consent shall have the same force and effect as a vote of the Managers or members of such committee holding a majority of the total votes present at a meeting of the Board or such committee, as the case may be, at which a quorum is present, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware. The execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be. Prompt (and in no event greater than forty-eight (48) hours) notice of the taking of any action without a meeting by less than unanimous written consent (including copies of any such consent) shall be given to those Managers or committee members, as the case may be, who have not consented in writing to the taking of such action and who would have otherwise been entitled to vote on such action at a meeting of the Board or such committee.

Section 7.4            Performance of Duties; Liability of Managers and Officers.

(a)            In performing his or her duties, each Manager shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries or any facts pertinent to the existence and amount of assets from which Distributions to Members might properly be made), of the following other Persons or groups: (i) one or more officers or employees of any of the Company’s Subsidiaries, (ii) any attorney, independent accountant, financial advisor, consultant or other Person employed or engaged by the Company or any of its Subsidiaries, or (iii) any other Person who has been selected by or on behalf of the Company or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b)            No individual who is a director, officer, employee, member, partner or direct or indirect owner of the Company or any of its Subsidiaries, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a director, officer, employee, member, partner or direct or indirect owner of the Company or any combination of the foregoing.

(c)            No director, officer, employee, member, partner or direct or indirect owner of the Company or any of its Subsidiaries, or any combination of the foregoing, shall be liable to the Company or any Member for any act or omission, including any mistake of fact or error in judgment taken, suffered or made by such Person in good faith and with the belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Person, provided, that such act or omission was taken or not taken in good faith and does not constitute fraud, willful misconduct, gross negligence (as defined under Delaware law) or knowing violation of Law in the conduct of such Person’s office.

(d)            To the maximum extent permitted by applicable Law, including Section 18-1101 of the Delaware Act, or in equity, to the extent that, at law or in equity, subject to, and as limited by the provisions of this Agreement, an Officer or Manager, in the performance of his or her duties as such, owes to the Company and its Members duties (including fiduciary duties (except the duty of loyalty, which shall not be waived and which shall apply to the Officers and Managers of the Company)) to the Company, a Member or any other Person, such Officer’s or Manager’s duties are irrevocably waived, released and eliminated, including as may result from a conflict of interest between the Company or such Subsidiary and such Person, except with respect to acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Each Member acknowledges and agrees that in connection with such waiver, including as may result from a conflict of interest, each such Person may act in his, her or its own best interests (including his, her or its interests as a member or employee of a Member or any Affiliate of a Member). With respect to any waived conflict of interest, no Manager or Officer shall be obligated to recommend or take any action that prefers the interests of the Company or any Subsidiary over the interests of such Manager or Officer or the Members.

Section 7.5            Indemnification.

(a)            Third-Party Actions, Suits and Proceedings. The Company shall indemnify and hold harmless each Member, the Partnership Representative, each officer and manager (or equivalent) (including any Manager) of the Company and its Subsidiaries and any other Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any Actions (other than an Action by or in the right of the Company), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was an officer or Manager of the Company or of its Subsidiaries, or is or was serving at the request of the Company as a manager, director or officer of another company or of a corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such Action if (i) such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, (ii) any of such Person’s actions does not constitute fraud, willful misconduct, gross negligence (as defined under Delaware law) or a breach of such Person’s duty of loyalty and (iii) with respect to any criminal Action, such Person had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal Action that the Person had reasonable cause to believe that his or her conduct was unlawful.

(b)            Actions by the Company. The Company shall indemnify and hold harmless each Member, the Partnership Representative, officer and manager (or equivalent) (including any Manager) of the Company and its Subsidiaries and any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person, or a Person of whom he or she is the legal representative, is or was a manager or officer of the Company or its Subsidiaries, or is or was serving at the request of the Company as a manager, director or officer of another company or of a corporation, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c)            Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending an Action in advance of its final disposition conferred in this Section 7.5 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, any other agreement or otherwise.

(d)            Insurance. The Company shall maintain insurance, at its expense, and shall cause each Subsidiary to maintain insurance at such Subsidiary’s expense, on its own behalf and on behalf of any person who is or was at any time after the Effective Date a manager (or equivalent) (including any Manager) or officer of the Company or any of its Subsidiaries (collectively, “D&O Indemnified Persons”) against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under this Section 7.5. Each of the WHP Holder and the Polaris Holder shall have the right to review such insurance, and upon request, be provided a copy of such insurance. Notwithstanding the foregoing, for so long as the WHP Managers collectively hold a majority of the voting power of the Board, the Company shall be deemed to have satisfied its obligations under this Section 7.5(d) if WHP Topco or any of its Subsidiaries maintains a directors’ and officers’ liability insurance that provides coverage to the D&O Indemnified Persons; provided that WHP Topco and its Subsidiaries shall continue to maintain such directors’ and officers’ liability insurance until such time that the Company binds its own directors’ and officers’ liability insurance policy.

(e)            Expenses. Expenses incurred by any Person described in Section 7.5(a) or 7.5(b) in defending an Action shall be paid by the Company periodically upon receipt of an undertaking reasonably acceptable to the Board by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Subject to Section 7.6, such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(f)            Employees and Agents. Persons who are not covered by the foregoing provisions of this Section 7.5 and who are or were a Member, the Partnership Representative, employees or agents of the Company, or who are or were serving at the request of the Company as employees or agents of another company or of a corporation, limited liability company, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board.

(g)            Contract Rights. The provisions of this Section 7.5 shall be deemed to be a contract right between the Company and each Member, the Partnership Representative and each manager, officer and employee of the Company, or manager, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries who serves in any such capacity at any time while this Section 7.5 and the relevant provisions of any applicable Law are in effect, and any repeal or modification of this Section 7.5 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Action then existing. The indemnification and other rights provided for in this Section 7.5 shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification. The Company shall indemnify any such Person seeking indemnification in connection with an Action initiated by such Person only if such Action was authorized by the Board. Any Person covered by the indemnification and exculpation provisions of this Section 7.5 (a “Covered Person”) who is not a party to this Agreement and who is granted rights pursuant to this Section 7.5 may, in its own right enforce its rights subject to and in accordance with applicable Law. Notwithstanding any other term of this Agreement, the consent of or notice to any person who is not a party to this Agreement (including a Covered Person) is not required for any amendment to, termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

(h)            Primacy of Indemnification. The Members hereby acknowledge that certain Covered Persons have or may have certain rights to indemnification, advancement of expenses or insurance provided by the WHP Holder or the Polaris Holder or certain of their respective Affiliates (collectively, the “Holder Indemnitors”). The Members hereby agree (i) that the Company is the indemnitor of first resort (i.e., its obligations to the Covered Persons are primary and any obligation of the Holder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Covered Person are secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Delaware Act (or any other agreement between the Company and such Covered Persons), without regard to any rights such Covered Persons may have against the Holder Indemnitors, and (iii) that the Company irrevocably waives, relinquishes and releases the Holder Indemnitors from any and all claims against the Holder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Members further agree that no advancement or payment by the Holder Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and the Holder Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Persons against the Company. The Members agree that the Holder Indemnitors are express third-party beneficiaries of the terms of this Section 7.5.

(i)            Merger or Consolidation; Other Enterprises. For purposes of this Section 7.5, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company or of a corporation, limited liability company, partnership joint venture, trust or other enterprise, shall stand in the same position under this Section 7.5 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 7.5, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 7.5.

(j)            No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this Section 7.5 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision of a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

Section 7.6            Protective Provisions. In addition to the approval of the Board (or any committee thereof), notwithstanding anything in this Agreement to the contrary, the following actions shall require the prior written consent of (x) the Polaris Holder, if and for so long as the Polaris Holder continues to hold at least fifty percent (50%) of the Class A Units held by the Polaris Holder immediately after the Closing (as equitably adjusted for any split, or other recapitalization or reclassification effected after the Effective Date) and (y) the WHP Holder, if and for so long as the WHP Holder continues to hold at least fifty percent (50%) of the Class A Units held by the WHP Holder immediately after the Closing (as equitably adjusted for any split, or other recapitalization or reclassification effected after the Effective Date); provided that the prior written consent of the Polaris Holder shall not be required, and the Polaris Holder shall cease to have any rights under this Section 7.6 if the Polaris Holder enters into or consummates any Polaris COC with a Competitor on or prior to the tenth (10th) anniversary of the Effective Date. Additionally, in no event shall any of the WHP Member’s or the Polaris Members’ rights under this Section 7.6 survive a Transfer pursuant to clause (a)(ii) or clause (b)(ii), as applicable, of the definition of “Permitted Transferee”:

(a)            amending, modifying, waiving or terminating the organizational or governing documents of the Company or any of its Subsidiaries, including, for the avoidance of doubt, this Agreement;

(b)            changing the size of the Board or the number of Managers that the Polaris Holder or the WHP Holder may appoint to the Board or any committees thereof;

(c)            creating, authorizing or issuing any new class or series of Units or any right to acquire any such Units, and any amendments to this Agreement to give effect to such additional authorization, issuance or right, or issuing, selling, delivering, granting, transferring or encumbering, or authorizing, agreeing or committing to issue, sell, deliver, grant, transfer or encumber, any Class A Units, or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such Class A Units. Notwithstanding the foregoing, the consent of the Polaris Holder or the WHP Holder, as applicable, shall not be required under this Section 7.6(c) if the Board determines, in good faith, that the Company and its Subsidiaries, taken as a whole, are or would reasonably be expected to become insolvent without such authorization, issuance or right, in light of the financial circumstances of the Company and its Subsidiaries, taken as a whole; provided that, for the avoidance of doubt, any Units (or rights to acquire Units) created, authorized or issued in reliance on this sentence shall be subject to the preemptive rights set forth in Section 9.7;

(d)            making any dividend or distribution with respect to, or redeeming or repurchasing, any Units, or effecting any Unit split, reorganization or other recapitalization transaction, other than (i) solely with respect to Excess Cash and Distributions in accordance with Section 4.1 or (ii) as described in Section 10.2;

(e)            taking any action that would reasonably be expected to result in any of the Company or its Subsidiaries not being classified as a partnership or disregarded entity for U.S. federal and applicable state and local income tax purposes or otherwise changing the U.S. federal income tax classification of the Company or any of its Subsidiaries;

(f)            (i) making, changing or revoking any material tax election (other than tax elections for which consent requirements are specifically addressed in this Agreement), (ii) adopting or changing any material method of tax accounting, including, for the avoidance of doubt, the Company’s Fiscal Year, (iii) seeking, obtaining or entering into any ruling from, or any closing agreement with, any tax authority, (iv) settling or compromising any material tax proceeding of the Company or any of its Subsidiaries or (v) taking any position on any tax return or in any tax proceeding, in each case, that could reasonably be expected to have a disproportionate and adverse impact on the Polaris Holder or the WHP Holder, as applicable;

(g)            entering into, or amending any contract, agreement, arrangement or understanding by and between the Company or one or more of its Subsidiaries, on the one hand, and any Member or any member, director, officer, employee or Affiliate of the Polaris Holder or Affiliate of the WHP Holder, as applicable, or any Affiliate of any of the foregoing, on the other hand, in each case, except with respect to the agreements or arrangements (i) expressly contemplated under the Transaction Documents as in effect on the Effective Date or as amended in accordance with their terms and in compliance with this Section 7.6(g) or (ii) among the Company and its Subsidiaries; provided that no consent of the Polaris Members shall be required for any amendment or modification to the License Agreement; provided, further, that for so long as the Polaris Holder Percentage is equal to or greater than fifteen percent (15%), the prior written consent of the Polaris Members shall be required for any amendment or modification to the Management Services Agreement;

(h)            incurring, arranging, assuming, or guaranteeing any indebtedness, directly, contingently or otherwise (including issuing any debt securities) in excess of $2,500,000;

(i)            assigning, selling, transferring, conveying, contributing, leasing, assuming, exclusively licensing (other than in the ordinary course of business and approved by the Board), creating or permitting to exist any lien or security interest on or otherwise disposing of, encumbering, abandoning or letting lapse, any material property (whether real or tangible) or assets of the Company or its Subsidiaries (including any Company IP), or any rights thereto, in each case, except in connection with indebtedness approved under Section 7.6(h) (it being understood that in no event shall the entry into, amendment or termination of licenses with respect to any Company IP in compliance with Section 7.6(j) be subject to this Section 7.6(i));

(j)            entering into, amending or terminating any contract or agreement of the Company and its Subsidiaries (in each case, other than entering into, amending or terminating the License Agreement or any other licenses granted in the ordinary course of business, so long as such actions have been approved by the Board) that (i) provides for aggregate payments to or from the Company and its Subsidiaries in excess of $7,000,000, per such contract or agreement or (ii) could reasonably be expected to be required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(k)            acquiring (including by merger, consolidation or acquisition of stock or assets) any interest in any Person, assets, Equity Securities or business divisions in any Person, corporation, partnership, other business organization or any product line or division thereof or forming joint ventures (in each case, including by way of a license of Intellectual Property), in one or more transactions;

(l)            assigning, selling or otherwise transferring or disposing, whether by way of asset sale, stock sale, merger or otherwise, of any material assets, Equity Securities or business divisions in any Person, corporation, partnership, other business organization or any product line or division thereof, in one or more transactions, in each case, other than granting licenses in the ordinary course of business which have been approved by the Board;

(m)            commencing a voluntary Bankruptcy of the Company, or consenting to the entry of a decree or order for relief in an involuntary case, or otherwise liquidating, dissolving or effecting a recapitalization or reorganization of the Company in any form in one or more transactions, or appointing a liquidator in connection therewith;

(n)            authorizing, approving, entering into or consummating a Company Sale or Initial Public Offering of Units (other than a WHP COC, which shall not be subject to the approval of any holders (whether pursuant to this Section 7.6 or otherwise));

(o)            commencing, compromising or settling any Action between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, involving amounts in excess of $2,000,000, other than (i) any Actions regarding the License Agreement or the Purchase Agreement, except with respect to any claims involving the WHP Holder or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (ii) any Actions permitted pursuant to Section 7.6(p);

(p)            subject to Section 7.9(b), and except for Actions permitted by clause (i) of Section 7.6(o), (i) commencing or settling any Action relating to any Company IP or any other Action of the Company or its Subsidiaries involving amounts in excess of $1,000,000 or (ii) other than solely with respect to uses of Company IP outside of the Territory (as defined in the License Agreement), entering into any consent-to-use, co-existence or other similar agreement with respect to any Company IP, in each case of the foregoing clauses (i) and (ii), outside the ordinary course of business (provided, that any consent of the Polaris Holder or the WHP Holder required by this Section 7.6(p) shall not be unreasonably withheld, conditioned or delayed);

(q)            making any loans or advances to any Person in excess of $500,000, individually or in the aggregate;

(r)            listing any Units or Equity Securities of any of the Company’s Subsidiaries on any national securities or similar exchange;

(s)            forming any Subsidiary of the Company;

(t)            changing the auditor of the Company;

(u)            entering into, materially modifying or discontinuing, any lines of business of the Company and its Subsidiaries (it being understood that this Section 7.6(u) shall not, in and of itself, restrict the entry into, or the amendment, modification or termination of, any contract, agreement or arrangement with respect to business conducted within an existing line of business of the Company or its Subsidiaries);

(v)            making any change in any method of financial accounting principles or practices, in each case, that would cause the Company to not be in compliance with GAAP or applicable Law (it being understood that any financial accounting principles, practices or positions that comply with GAAP shall not be restricted, by this Agreement or otherwise);

(w)            making or committing to make any capital expenditures in excess of $500,000 in the aggregate in any fiscal year;

(x)            determining not to, or failing to distribute all Excess Cash as of the end of each fiscal quarter to the Members in accordance with the first sentence of Section 4.1; and

(y)            agreeing to do any of the foregoing.

Section 7.7            Officers.

(a)            Subject to the policies and guidelines adopted by the Board and the other restrictions set forth in this Agreement, the officers of the Company (the “Officers”) shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company’s assets in accordance with Annual Budget, in each case, in accordance with the terms of this Agreement and instructions of the Board. The initial Officers shall be (i) Yehuda Shmidman as President, (ii) Ephraim Zinkin as Vice President and Secretary and (iii) Matthew Finigan as Vice President and Treasurer. Thereafter, the Board may appoint such additional Officers, having such power and authority and performing such duties, as may be specified from time to time by the Board. Such Officers have such power and authority to sign documents for and otherwise bind the Company as may be authorized by the Board; provided, that no Officer shall take any action expressly reserved by this Agreement to the Members or the Board, including those matters set forth in Section 7.6. Any Officer may be removed, with or without cause, at any time by the Board in its sole discretion.

(b)            The Board may, from time to time, in its sole discretion, delegate to any Person (including any Member or Officer) such authority and powers to act on behalf of the Company as it shall deem advisable in its discretion, provided, that the Board may not delegate any action expressly reserved to Members, including those matters set forth in Section 7.6. Any delegation pursuant to this paragraph may be revoked at any time and for any reason or no reason by the Board in its sole discretion.

(c)            Subject to the terms set forth in this Agreement, each Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed by the Board. Any Officer may resign as such at any time. Such resignation shall be made in a written notice to the Board and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 7.8            FCPA and Sanctions. The Company shall not, and shall not permit or authorize any Person to, (a) make any unlawful payment or give, offer, promise, or authorize or agree to give, any money or thing of value, directly or indirectly, to any Person in violation of any applicable laws related to corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Laws”), (b) become a Sanctioned Person or engage in any dealings with any Sanctioned Person or any Person organized, resident, or located in a country that is subject to comprehensive sanctions under Trade Controls, including Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk, and so-called Luhansk regions of Ukraine, or (c) otherwise violate Trade Controls or Anti-Corruption Laws.

Section 7.9            License Agreement; Management Services Agreement.

(a)            Notwithstanding anything contained herein to the contrary, following the Closing, the Company and its Subsidiaries shall perform all of their respective obligations under and comply with the terms and conditions of the License Agreement. In no event shall any enforcement of rights by a Person pursuant to this Section 7.9(a) be duplicative of any monetary remedies available to such Person under the License Agreement.

(b)            Notwithstanding anything to the contrary set forth in this Agreement, following the Effective Date, (i) for so long as the WHP Holder Percentage is equal to or greater than fifteen percent (15%), the WHP Holder will have the right to exercise sole control over any of the Company’s or its Subsidiaries’ decisions, actions or inactions with respect to the License Agreement and any matters contemplated thereby, including any amendment or modification thereto or waiver thereunder (collectively, the “License Agreement Matters”), and (ii) in furtherance of the foregoing, if the Board (excluding any Polaris Managers) determines in good faith that there is a License Agreement Matter in which the Company or any of its Subsidiaries is adverse, directly or indirectly, to the Polaris Members and any of its Affiliates (each, a “Conflicted Matter”), (A) the Board shall provide to the Polaris Holder a written notice of the existence of such License Agreement Matter, (B) the Polaris Managers shall recuse themselves from any consideration, vote or other action of the Board relating to such Conflicted Matter, and (C) the Board may take any action or inaction regarding such Conflicted Matter without the presence or affirmative vote of any Polaris Managers.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, for so long as the Polaris Holder Percentage is equal to or greater than fifteen percent (15%), the Polaris Holder will have the right to exercise sole control over any of the Company’s or its Subsidiaries’ rights or obligations under the Management Services Agreement except with respect to matters set forth on Exhibit H.

Section 7.10            Annual Budget. The initial annual budget of the Company is attached hereto as Exhibit E (the “Initial Budget”). The WHP Holder shall present to the Board, no later than thirty (30) days before the end of the time period set forth in the consolidated annual budget for the then-current Fiscal Year, a reasonably detailed consolidated annual budget for the upcoming Fiscal Year, which budget shall be subject to approval of the Board and provide for, with respect to the upcoming Fiscal Year, at least (x) an eighty-five percent (85%) EBITDA Margin of the Company and (y) revenue growth of the Company estimated in good faith; provided that if such budget does not satisfy clauses (x) and (y) above, then (a) such budget shall additionally be subject to the written approval of the Polaris Holder and (b) if such written approval of the Polaris Holder is not obtained, then such budget shall be calculated in accordance with the Continuing Budget pursuant to the following provisions of this Section 7.10. If the total Fiscal-Year-to date expenses incurred in a given Fiscal Year have exceeded the then-current Annual Budget, then without the prior written approval of the Polaris Holder, the Company shall not incur any additional expenses if the sum of such expenses and all other expenses during the Fiscal Year applicable to such Annual Budget would exceed the amount of “total expenses” (taken as a whole and not with respect to individual categories of expenses) set forth in the then-current Annual Budget for such Fiscal Year by more than ten percent (10%) (provided that for the avoidance of doubt, (x) any tax obligations incurred and payable by the Company, (y) any non-cash expenses related to depreciation, amortization, impairment, asset write downs, reserves or other expenses recorded in accordance with GAAP but not involving a payment obligation by the Company (for the avoidance of doubt, in no case shall non-cash equity compensation issued other than by the Company and for which the Company does not have any cash liability or obligation be considered a non-cash expense hereunder), and (z) any cash expenses related to settlement of Actions or incurrence of indebtedness permitted under Section 7.6 shall not be considered an expense for purposes of this sentence, and no prior written approval shall be required to pay such obligations). Without the prior written approval of the Polaris Holder, the Company shall not pay or offer to pay non-cash equity compensation to any employee, consultant or service provider of the Company or any of its Subsidiaries. For purposes of the Annual Budget, any amounts payable under Exhibit J of the License Agreement shall be treated as a reduction of revenue, without regard to whether such treatment is in accordance with GAAP. If the Board or the Polaris Holder, as applicable, does not approve a proposed budget for a Fiscal Year within fifteen (15) Business Days following presentation by the WHP Holder, then the Company shall operate on the prior Fiscal Year’s Annual Budget as adjusted by the greater of (i) any annual change in the consumer price index (CPI-U) from the effective date of the then-current Annual Budget until the first day of such Fiscal Year and (ii) ten percent (10%) (taking into account any costs and expenses in the then-current Annual Budget that are not applicable to such Fiscal Year in dispute) and, unless the Board or the Polaris Holder, as applicable, subsequently agrees otherwise, such adjusted Annual Budget shall be deemed to be the Annual Budget for the Fiscal Year in dispute (as adjusted, a “Continuing Budget”); provided that the Board or the Polaris Holder, as applicable, shall continue to meet in good faith on a weekly basis to resolve any such disagreements until such time as an Annual Budget for such Fiscal Year is approved, at which time the Continuing Budget shall be replaced with the newly approved Annual Budget. The budget for any Fiscal Year, including the Initial Budget, and the budget for any future Fiscal Year (including any Continuing Budget, if applicable), as so approved, is referred to as the “Annual Budget.” Notwithstanding anything to the contrary set forth in this Section 7.10, in the event of a Governance Flip or a Subsequent Governance Flip, for so long as the number of Polaris Manager Votes is greater than the number of WHP Manager Votes, the Polaris Holder, rather than the WHP Holder, shall prepare and present each proposed budget for approval by the Board, and (x) references to the WHP Holder in this Section 7.10 shall be deemed to be replaced with the Polaris Holder, and (y) references to the Polaris Holder in this Section 7.10 shall be deemed to be replaced with the WHP Holder. In no event shall any of the WHP Member’s or the Polaris Members’ rights under this Section 7.10 survive a Transfer pursuant to clause (a)(ii) or (b)(ii), as applicable, of the definition of “Permitted Transferee.” Notwithstanding anything to the contrary in this Agreement, (1) neither WHP Topco nor the WHP Holder may charge, expense, allocate or otherwise pass-through to the Company or any of its Subsidiaries any payment obligation with respect to (x) the salaries or benefits or any other compensation of any Persons who are employees or full-time or exclusive service providers of WHP Topco or the WHP Holder or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or (y) any costs for the types of services contemplated under the Management Services Agreement and (2) any expenses incurred by the Company shall be incurred on behalf of and shall be directly attributable to the Company; provided that the foregoing shall not restrict the Company or any of its Subsidiaries from reimbursing (A) WHP Topco, the WHP Holder or any of their respective Affiliates for direct expenses paid on behalf of or for the exclusive benefit of the Company or any of its Subsidiaries or (B) employees or full-time or exclusive service providers of WHP Topco, the WHP Holder or any of their respective Affiliates for any travel and entertainment expenses directly related to the businesses of the Company or any of its Subsidiaries, in each case of the foregoing clauses (A) and (B), to the extent such expenses are (x) in accordance with the Annual Budget, (y) incurred in good faith and (z) supported by documentation delivered to the Polaris Holder upon the reasonable request of the Polaris Holder.

Article VIII

TAX MATTERS

Section 8.1            Designation of the Partnership Representative. The WHP Holder shall be the “partnership representative” for purposes of Code Section 6223(a), as amended by the Partnership Tax Audit Rules, and any analogous provision of state or local tax law (such Person, including, as the context requires, any “designated individual” through whom such Person is permitted by applicable Law to act, the “Partnership Representative”), and shall have all the rights, duties, powers and obligations provided for in Code Sections 6221 through 6234 and the Partnership Tax Audit Rules and other applicable Laws, as applicable; provided, that the WHP Holder is hereby authorized to (i) designate any other Person selected by the WHP Holder as the Partnership Representative (provided, that the Polaris Holder’s prior written consent, not to be unreasonably withheld, conditioned or delayed, shall be required to designate a Person other than the WHP Holder (or an Affiliate or employee thereof) as the Partnership Representative) and (ii) take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to the Regulations or other guidance or state or local law to ratify the designations, pursuant to this Section 8.1, of the WHP Holder (or any Person selected by the WHP Holder pursuant to this Section 8.1) as the Partnership Representative; provided, further, that, in the event of the Governance Flip or a Subsequent Governance Flip, for so long as the number of Polaris Manager Votes is greater than the number of WHP Manager Votes, (x) if the Governance Flip or such Subsequent Governance Flip occurs in the first 183 days of the Fiscal Year, beginning with such Fiscal Year that includes the Governance Flip or such Subsequent Governance Flip or (y) if the Governance Flip or such Subsequent Governance Flip occurs at any other time, beginning with the first Fiscal Year that begins after the Governance Flip or such Subsequent Governance Flip, the Polaris Holder shall be the Partnership Representative and the provisions of this Section 8.1 applying to the WHP Holder shall apply to the Polaris Holder, mutatis mutandis. Each Member and Manager hereby expressly consents to such designations and agrees to take such other actions as may be necessary or advisable pursuant to the Regulations, other guidance or state or local law to cause such designations or evidence such Person’s consent to such designations.

Section 8.2            Preparation of Tax Returns. The Partnership Representative shall use commercially reasonable efforts to arrange for the preparation and timely filing of all returns required to be filed by the Company and shall provide Schedule K-1s, or the equivalent thereof, and any other information reasonably required for the Members to file their income tax returns, including: (i) no later than February 7 after the end of the relevant Fiscal Year, an estimated Schedule K-1, (ii) no later than August 15 after the end of such year, a final Schedule K-1 and a draft IRS Form 1065 and (iii) within thirty (30) days after an applicable tax return due date, taking into account any valid extensions thereof, copies of all federal, state, or local income tax returns or reports filed by the Company for such Fiscal Year as may be required as a result of the operations of the Company. The Partnership Representative shall consider in good faith any comments received from the Polaris Holder (or if such Partnership Representative is the Polaris Holder, the WHP Holder) regarding the draft Form 1065 and Schedule K-1 prior to filing the Company’s final IRS Form 1065. Each Member will upon request supply to the Partnership Representative all pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s returns to be prepared and filed and to otherwise comply with applicable tax and other law; provided, that any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company or any of its Subsidiaries that shall not be generally known to the public shall be subject to Section 11.1(c) of this Agreement. Each Member agrees that it shall take no position on its tax returns inconsistent with the positions taken on the Company’s tax returns unless required by a determination with the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

Section 8.3            Tax Election. The Partnership Representative shall determine, in its reasonable discretion, exercised subject to the terms of this Agreement (including Section 7.6), whether to make or revoke any available election pursuant to the Code. Each Member will upon request use commercially reasonable efforts to supply promptly any requested information reasonably necessary to give proper effect to such election. Notwithstanding anything to the contrary in this Agreement, (a) no entity classification election to treat the Company as other than a partnership for U.S. federal, state or local tax purposes shall be filed by or with respect to the Company, and (b) unless otherwise required by a change in applicable Law, no election shall be made to pay a U.S. state or local “pass-through entity tax” or similar tax by or with respect to the Company or any Subsidiary thereof, in each case, without the prior written consent of each of the WHP Holder and the Polaris Holder.

Section 8.4            Tax Controversies. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate reasonably with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative shall keep the Members reasonably informed of the progress of any tax examinations, audits or other proceedings, and shall provide the Members with copies of any written correspondence to and from the relevant tax authority in connection therewith on a full and timely basis. Notwithstanding the foregoing, the Polaris Holder (or, if the Polaris Holder is the Partnership Representative, the WHP Holder) shall have the right to participate, at its own expense and through representation of its choice, in any such examination, audit or proceeding, including through attending any meetings or proceedings with tax authorities, joining in preparation of defense in any such examination, audit or proceeding, and reviewing and commenting on any documents prior to submission in connection with the foregoing. Without limiting the rights set forth in Section 7.6, the Partnership Representative shall not settle or concede any such examination, audit or proceeding without the prior written consent of the Members (not to be unreasonably withheld, conditioned or delayed), to the extent relating to U.S. federal income tax matters or if such settlement or concession would reasonably be expected to affect the income tax liability of one or more Members. Notwithstanding anything herein to the contrary, to the extent there is any conflict between the provisions in this Agreement relating to the conduct of tax audits and tax proceedings, on the one hand, and Section 9.4(e) of the Purchase Agreement, on the other hand, Section 9.4(e) of the Purchase Agreement shall control.

Section 8.5            Section 754 Election. In the event that the Company does not have an election in effect under Section 754 of the Code with respect to any Fiscal Year during which the Polaris Holder or the WHP Holder Transfers Units, then, at the written request of the Polaris Holder or the WHP Holder, the Partnership Representative shall cause the Company to make an election under Section 754 of the Code and any similar provision of any state or local income tax Law.

Section 8.6            Push-Out Election. If an audit results in an imputed underpayment by the Company as determined under Section 6225 of the Code, the Partnership Representative may (notwithstanding Section 7.6) make the election under Section 6226(a) of the Code in the manner provided by the Internal Revenue Service (“IRS”) within forty-five (45) days after the date of the notice of final partnership adjustment, provided, that the Polaris Holder or, if the Polaris Holder is the Partnership Representative, the WHP Holder provides its prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, further, that the WHP Holder shall have the right to make an election under Section 6226(a) of the Code with respect to any imputed underpayment for any taxable period (or portion thereof) ending on or prior to the Effective Date. If such an election is made, the Partnership Representative shall cause the Company to furnish to each Member of record for the year under audit within the time specified in the Code and the Regulations a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member of record shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related interest, penalty, addition to tax, or additional amount. The Partnership Representative shall also cause the Company to file such statements with the IRS as required by the Code and the Regulations. If the Partnership Representative does not make the election under Section 6226(a) of the Code, it shall use reasonable best efforts to (a) take into account the Member’s tax status to reduce any proposed “imputed underpayment” amount and (b) allocate the economic benefit of such reduction to the applicable Members.

Section 8.7            Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each calendar year unless otherwise determined by the Board in accordance with Section 706 of the Code and in compliance with Section 7.6.

Section 8.8            Intended Tax Treatment. Anything in Section 8.2 or Section 8.4 hereof to the contrary notwithstanding, neither the Company nor any of its Members shall take any position on any tax return or in any tax proceeding inconsistent with the Intended Tax Treatment (as such term is defined in Section 6.6(e) of the Purchase Agreement and Section 4.C(iii) of the License Agreement), except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law).

Article IX

TRANSFER OF EQUITY SECURITIES

Section 9.1            Restrictions on Transfers.

(a)            Except as otherwise provided in this Article IX, no Member may Transfer any Units without the prior written consent of the other Members. No Transfer or attempt to Transfer any Units in violation of the preceding sentence shall be effective or valid for any purpose. No Transfer of Units shall be effective or valid hereunder if such Transfer constitutes a Prohibited Transfer. In addition, no Transfer shall be effective or valid hereunder unless the transferee is at such time a party to this Agreement or has previously executed and delivered to the Company a joinder in accordance with Section 9.2.

(b)            Notwithstanding Section 9.1(a) (other than the third and fourth sentences thereof), a Transfer of Units by any Member may be effectively and validly made by such Member if such Transfer is to a Permitted Transferee or made in accordance with Section 9.5, Section 9.6, Section 9.8, Section 9.9, Section 9.10 or Section 9.11.

(c)            With respect to any transfer of Units made pursuant to Section 9.9 or, in the event of a Qualifying WHP COC or Qualifying Asset Sale where the WHP Sale Consideration is expected to be received in a tax-deferred transaction, Section 9.10 or Section 9.11, respectively, the Polaris Holder and the WHP Holder shall use reasonable best efforts to structure such transfer as a tax-deferred transaction for U.S. federal and applicable state and local income tax purposes.

(d)            Notwithstanding anything to the contrary herein, (i) from and after the thirty-six (36)-month anniversary of the Effective Date but subject to prior compliance with Section 9.5 and Section 9.6, the Polaris Holder and the WHP Holder may Transfer its respective Units without the prior written consent of the other Members, and (ii) from and after the consummation of a WHP COC which does not constitute a Qualifying WHP COC, but subject to prior compliance with Section 9.5, the Polaris Holder may Transfer its Units to the third party purchaser in such WHP COC without the prior written consent of the other Members.

(e)            No Member shall avoid the provisions of this Agreement by (x) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such Person’s interest in any such Permitted Transferee, or (y) issuing or permitting any Transfer of any Equity Securities of or interests in such Member (excluding issuances or Transfers of Equity Securities in WHP Topco or Polaris) other than to the current direct and indirect holders of such Equity Securities. Any Transfer or attempted Transfer in violation of this Section 9.1(e) shall be void. Subject to Section 9.10, the preceding sentences shall not apply to any indirect transfers of Equity Securities in WHP Topco or Polaris that is caused by a “secondary sale” of limited partnership interests (or similar interests) by investment funds holding Equity Securities in WHP Topco or Polaris, as applicable.

Section 9.2            Joinder. Each Person to whom any Unit is Transferred in accordance with the provisions of this Agreement (including this Article IX) shall agree in writing to be bound by the provisions of this Agreement as a holder of such Units by execution of a Joinder Agreement. Upon compliance with this Section 9.2 and entry into such Joinder Agreement, such Person shall be admitted as an Additional Member entitled to all the rights of a Member with respect to such Unit, and the Schedule of Units, Members and Contributions attached hereto shall be amended to reflect the name, address and Units of such Additional Member.

Section 9.3            Effect of Transfer. Following a Transfer of any Unit that is permitted under this Article IX, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the allocations and Distributions received in respect of, such Unit, and shall receive allocations and Distributions under Article IV and Article X in respect of such Unit as if such Transferee were a Member. Any Member that Transfers any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges under this Agreement with respect to such Units.

Section 9.4            Transfer Fees and Expenses; Closing Date of Transfers; Effect of Death or Incapacity.

(a)            Other than any Transfer pursuant to Section 9.2, the Transferor and Transferee of any Units shall be jointly and severally obligated to reimburse the Company for all reasonable and documented expenses (including attorneys’ fees and expenses) incurred by or on behalf of the Company in connection with any Transfer or proposed Transfer, whether or not consummated.

(b)            Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee complies with the requirements of this Agreement.

(c)            Except as otherwise provided herein, the death or incapacity of a Member shall not wind up, dissolve or terminate the Company. In the event of such death or incapacity, the executor, administrator, guardian, trustee or other personal representative of the deceased or incapacitated Member shall be deemed to be the assignee of such Member’s Economic Interest only and may, subject to the terms and conditions set forth in Section 9.2, become an Additional Member.

Section 9.5            Purchase Offer.

(a)            From and after the thirty-six (36)-month anniversary of the Effective Date, prior to any Transfer pursuant to Section 9.1(d) by any Member (such transferring Member, the “Transferring Member”) of any of Units in the Company to any Person (other than the Company) in one transaction or a series of related transactions, the Transferring Member shall deliver to any other Member that has a Holder Percentage of at least twenty percent (20%) (any such Member, the “Other Member”) written notice of such proposed Transfer (the “Sale Notice”), which shall state the total number of Units proposed to be Transferred (the “Transfer Securities”), including the number of each class of Units proposed to be Transferred. The Other Member may, within ten (10) Business Days of receipt of the Sale Notice (the “Purchase Offer Period”), deliver to the Transferring Member a Purchase Offer Notice, constituting an offer to purchase all, but not less than all, of the Transfer Securities. For the purposes hereof, a “Purchase Offer Notice” shall mean a written notice which (i) states the purchase price that the Other Member is offering to pay for the Transfer Securities and (ii) includes an acquisition agreement signed by the Other Member and containing the terms upon which the Other Member is willing to purchase the Transfer Securities (which terms shall not include any conditions to closing, other than required governmental approvals, if any). Any Purchase Offer Notice shall constitute an irrevocable binding offer by the Other Member to purchase the Transfer Securities at the price and on the terms set forth therein for a period of forty (40) Business Days following the date thereof (such offer, the “Purchase Offer”).

(b)            If the Other Member delivers a Purchase Offer Notice in accordance with Section 9.5(a), the Transferring Member may, in its sole discretion, accept the Purchase Offer by delivering written notice of such acceptance to the Other Member, together with a countersigned copy of the definitive acquisition agreement, within twenty (20) Business Days following the date of the Purchase Offer Notice. If a Purchase Offer is accepted, the transactions contemplated by such Purchase Offer shall be consummated on the date set forth in the notice of acceptance of such Purchase Offer, which date shall be no sooner than five (5), nor later than twenty (20), Business Days (as may be extended to satisfy governmental approvals or any other approvals necessary for the Transferring Member to consummate such Purchase Offer) after acceptance of such Purchase Offer. In the event that the Other Member delivers a Purchase Offer Notice in accordance with Section 9.5(a), and the Transferring Member elects, in its sole discretion, not to accept the Purchase Offer, then the Transferring Member may Transfer all, but not less than all, of the Transfer Securities at a price per Unit higher than, and on other terms and conditions not materially less favorable to the Transferring Member, taken as a whole, than those set forth in the Purchase Offer Notice, but subject to compliance with Section 9.6, within one-hundred eighty (180) days following the expiration of the Purchase Offer Period.

(c)            If the Other Member fails to deliver a Purchase Offer Notice in accordance with Section 9.5(a) prior to the expiration of the Purchase Offer Period, (i) the Other Member shall be deemed to have waived any and all of its rights under this Section 9.5 in respect of the Transfer Securities described in the Sale Notice, and (ii) the Transferring Member may Transfer all, but not less than all, of the Transfer Securities, but subject to compliance with Section 9.6, within one-hundred eighty (180) days following the expiration of the Purchase Offer Period.

(d)            The rights and obligations under this Section 9.5 will terminate immediately prior to the consummation of any Initial Public Offering of Units or Equity Securities of any of the Company’s Subsidiaries or a Company Sale.

Section 9.6            Tag-Along Rights.

(a)            From and after the thirty-six (36) month anniversary of the Effective Date, subject to prior compliance with Section 9.5, any Transfer pursuant to Section 9.1(d) by any Transferring Member of any of Units in the Company to any Person (other than the Company) in one transaction or a series of related transactions shall be subject to a right of the Other Member to include in such Transfer up to a pro rata portion of such Other Member’s Units, determined as set forth in Section 9.6(d), on the same terms and conditions as such Transferring Member.

(b)            Any Member that proposes to Transfer Units in a manner that is subject to this Section 9.6 shall be a “Selling Member” for purposes of this Section 9.6; any Member or Members that are entitled to participate in any such Transfer pursuant to this Section 9.6 shall be a “Tag-Along Member” for purposes of this Section 9.6; the right of any Tag-Along Member to participate in any such Transfer pursuant to this Section 9.6 shall be a “Tag-Along Right” for purposes of this Agreement; and any proposed purchaser of Units in a Transfer subject to a Tag-Along Right shall be a “Tag Buyer” for purposes of this Section 9.6. If any Selling Member proposes a Transfer of Units subject to a Tag-Along Right (a “Proposed Tag-Along Transfer”), such Selling Member shall (i) obtain a bona fide written offer (the “Tag-Along Offer”) from the Tag Buyer for the purchase of such Units, and (ii) provide written notice of such Proposed Tag-Along Transfer (the “Tag-Along Notice”) to the Company and the Tag-Along Members, which notice shall state (A) the total number of Units proposed to be Transferred in the Proposed Tag-Along Transfer, including the number of each class of Units proposed to be Transferred, (B) the purchase price per Unit to be paid by the Tag Buyer of such Units, including form of consideration, (C) the identity of the Tag Buyer, (D) the intended date of such Proposed Tag-Along Transfer and (E) all other material terms and conditions of the Proposed Tag-Along Transfer and the number of Units that each Tag-Along Member may sell to the Tag Buyer assuming for purposes of such calculation that each Tag-Along Member exercises his, her or its Tag-Along Right in full. The Company shall promptly (no later than five (5) days following the receipt of such Tag-Along Notice) provide copies of such Tag-Along Notice to all Tag-Along Members.

(c)            Any Tag-Along Member with respect to such Proposed Tag-Along Transfer may exercise its Tag-Along Right by providing written notice of such exercise, specifying the number of Units to be Transferred by such Member (such notice, the “Tag Participation Notice”), to the Selling Member and the Company within ten (10) days after receipt of the Tag-Along Notice (the “Tag-Along Notice Period” and any such applicable Member who elects to exercise the Tag-Along Right, a “Tag-Along Participating Member”). If a Tag-Along Member does not provide the Tag Participation Notice within the Tag-Along Notice Period, then such Tag-Along Member shall be deemed to have rejected the offer made pursuant to the Tag-Along Notice and declined to exercise its Tag-Along Rights under this Section 9.6.

(d)            Each Tag-Along Participating Member may include in the Proposed Tag-Along Transfer up to a number of Units equal to the product obtained by multiplying (i) the aggregate number of Units subject to the Proposed Tag-Along Transfer by (ii) a fraction, (x) the numerator of which is the number of Units owned by such Tag-Along Participating Member immediately before consummation of the Proposed Tag-Along Transfer and (y) the denominator of which is (A) the total number of Units owned, in the aggregate, by all Tag-Along Participating Members immediately prior to the consummation of the Proposed Tag-Along Transfer, plus (B) the total number of Units owned, in the aggregate, by the Selling Member. To the extent one (1) or more Tag-Along Participating Members exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Units that the Selling Member may sell in the Proposed Tag-Along Transfer shall be correspondingly reduced. Within five (5) Business Days after the end of the Tag-Along Notice Period, the Selling Member shall notify each Tag-Along Participating Member of the number of Units held by such Tag-Along Participating Member that will be included in the Proposed Tag-Along Transfer and also how many Units held by the Selling Member that will be included in the Proposed Tag-Along Transfer.

(e)            The Tag-Along Participating Members agree that the terms and conditions of any Proposed Tag-Along Transfer in accordance with this Section 9.6 will be memorialized in, and governed by, a written purchase and sale agreement among the Selling Member, the Tag-Along Participating Members and the proposed purchaser (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Tag-Along Participating Members further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any Transfer in accordance with this Section 9.6; provided that the Selling Member and the Tag-Along Participating Members shall be treated identically on a per Unit basis and any indemnification obligations in a sale of Units by a Tag-Along Participating Member shall be several and not joint.

(f)            The Tag Buyer shall have thirty (30) days, commencing on the day following the expiration of the Tag-Along Notice Period, in which to purchase from the Selling Member and the Tag-Along Participating Member(s), the number of Units determined pursuant to this Section 9.6; provided, that if there are any regulatory conditions to consummate such purchase from the Selling Members that are not satisfied during such thirty (30)-day period, then the Selling Member and the Tag Buyer may agree to extend such date for an additional thirty (30) days. The terms and conditions of such sale, including price and form of consideration, shall be as set forth in the Tag-Along Notice, and the timing of such sale of all Units shall be contemporaneously. If, at the end of such thirty (30)-day period (as such period may be extended pursuant to the prior sentence), the Tag Buyer has not completed the purchase of all the Units proposed to be sold, then this Section 9.6 shall continue to be in effect with respect to all such Units as if no Tag-Along Notice had been given with respect thereto.

(g)            The rights and obligations under this Section 9.6 will terminate immediately prior to the consummation of any Initial Public Offering of Units or Equity Securities of any of the Company’s Subsidiaries or a Company Sale.

Section 9.7            Preemptive Rights.

(a)            Subject to Section 3.1(c), Section 7.6 and Section 9.1, and except for issuances of Excluded Securities, if the Company or any of its Subsidiaries proposes to issue or sell (i) any Units or any Equity Securities of any of its Subsidiaries to any Person or (ii) any debt securities of the Company or any of its Subsidiaries to any Member (such securities described in the foregoing clauses (i) and (ii), collectively, “Preemptive Securities”), then the Company will, or will cause its applicable Subsidiary to, offer to issue to each Member that has a Holder Percentage of at least five percent (5%) (collectively, subject to the last sentence of Section 9.7(b), the “Eligible Members”), such Eligible Member’s Holder Percentage of such Preemptive Securities proposed to be so issued by delivering a written notice (a “Preemptive Rights Notice”) to each such Eligible Member describing in reasonable detail the Preemptive Securities being offered, the per security purchase price thereof, the other terms and conditions of the issuance, and such Eligible Member’s Holder Percentage.

(b)            Each Eligible Member may elect to purchase up to its Holder Percentage of the Preemptive Securities described in a Preemptive Rights Notice, by delivering a written notice (a “Preemptive Election Notice”) to the Company within fifteen (15) Business Days (or, in the case of an issuance pursuant to the second sentence of Section 7.6(c), if the Board determines in good faith that it is impracticable or inadvisable to wait fifteen (15) Business Days, then five (5) Business Days) after issuance of such Preemptive Rights Notice (the “Preemptive Election Period”). Each Preemptive Election Notice will set forth the number of Preemptive Securities such Eligible Member has elected to purchase (which may be less than or equal to its Holder Percentage of the applicable Preemptive Securities proposed to be issued), together with an unconditional commitment to participate at the per security purchase price and on the other terms and conditions specified in the applicable Preemptive Rights Notice (subject to compliance with the provisions of this Section 9.7). Each Eligible Member that does not deliver a Preemptive Election Notice to the Company prior to the expiration of the applicable Preemptive Election Period will be deemed to have irrevocably waived any and all of its rights under this Section 9.7 in respect of the issuance of Preemptive Securities described in the applicable Preemptive Rights Notice. Notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries will not have any obligation to issue Preemptive Securities or to offer to issue any Preemptive Securities under this Section 9.7 to any Person that is not an “accredited investor” as such term is defined in Regulation D under the Securities Act, and no such Person will constitute an “Eligible Member” for purposes of this Agreement.

(c)            Each Eligible Member that has timely and duly elected to purchase the Preemptive Securities in its Preemptive Election Notice (a “Participating Member”) will be entitled to purchase the Preemptive Securities, subject to the conditions set forth in the Preemptive Rights Notice. For the avoidance of doubt, if a condition to the purchase of any Preemptive Securities of a specified type, class or series is the concurrent purchase of Preemptive Securities of another type, class or series, then each Eligible Member electing to purchase such Preemptive Securities will also be required to purchase, in connection with its exercise of preemptive rights hereunder, such Preemptive Securities of the other type, class and series (at the per security price and on the other terms and conditions specified therefor in the Preemptive Rights Notice). Each Participating Member will consummate the purchase of the Preemptive Securities at the time and place specified in the applicable Preemptive Rights Notice. Each Participating Member will execute agreements in the form presented to such holder by the Company or its applicable Subsidiary, so long as such agreements are substantially the same as those to be executed by all other Participating Members purchasing Preemptive Securities described in the Preemptive Rights Notice and reflect the per security price and other terms and conditions set forth in the Preemptive Rights Notice. The purchase price for all Preemptive Securities offered to each Participating Member will be payable in cash by wire transfer of immediately available funds to an account designated by the Company or its applicable Subsidiary. The Company and the Members shall cooperate in good faith to facilitate the exercise of each Member’s rights pursuant to this Section 9.7 and shall not take any action to structure issuances in a manner that is intended to circumvent or impair the exercise of each Eligible Member’s rights pursuant to this Section 9.7.

(d)            The preemptive rights and obligations under this Section 9.7 will terminate immediately prior to the consummation of any Initial Public Offering of Units or a Company Sale.

Section 9.8            Drag Right.

(a)            From and after the thirty-six (36) month anniversary of the Effective Date, if (w) the Polaris Holder or the WHP Holder receives a bona fide written proposal from a third party purchaser for a Company Sale in which 100% of the consideration is payable solely in cash and/or marketable securities (a “Company Sale Proposal” and such Polaris Holder or the WHP Holder, the “Initiating Holder”), (x) the Drag Ownership Condition is satisfied, (y) the Return on Investment Condition is satisfied, and (z) the Company Sale Proposal provides for a Company Drag Enterprise Value that would result in a Drag Multiple (calculated as of the date of receipt of the Company Sale Proposal Notice), equal to or greater than ten (10) (clauses (w), (x), (y) and (z), collectively, the “Drag Right Conditions”), then the WHP Holder or the Polaris Holder, as applicable, may provide written notice of the Company Sale Proposal (the “Company Sale Proposal Notice”) to the Company and to the other such holder (such other holder, the “Receiving Holder”) and each other Member, which Company Sale Proposal Notice shall include good faith calculations of the foregoing information, including reasonably detailed supporting information.

(b)            The Company Sale Proposal Notice shall include (i) the name of the third party purchaser who made such Company Sale Proposal, (ii) the aggregate consideration proposed to be paid by such third party purchaser in respect of such Company Sale (the “Company Sale Consideration”) and the purchase price per Unit implied by such Company Sale Consideration, and (iii) all other material terms and conditions of such Company Sale Proposal. From and after the delivery of the Company Sale Proposal Notice, the Initiating Holder shall, during normal business hours and upon reasonable prior notice, provide to the Receiving Holder such information or materials or other access to the Initiating Holder as reasonably requested by the Receiving Holder. If the Receiving Holder disputes in good faith any of the calculations made by the Initiating Holder in the Company Sale Proposal Notice, then the Receiving Holder may, within ten (10) days after receiving such calculations from the Initiating Holder, notify the Initiating Holder in writing of such disagreement through a dispute notice in accordance with Section 9.8(i) and such dispute shall be resolved pursuant to Section 9.8(i).

(c)            Within twenty (20) Business Days following delivery of the Initiating Holder’s Company Sale Proposal Notice, the Receiving Holder shall deliver written notice (the “Drag Notice”) to the Company and the other Members in which such Receiving Holder irrevocably agrees to either, at its option (but subject to the proviso in the first sentence of Section 9.12(c)), (i) vote in favor of, consent to and raise no objections against such Company Sale, and cause the Receiving Holder’s Managers, to vote in favor of, consent to and raise no objections against, such Company Sale (clause (i), the “Drag Election”), or (ii) purchase all of the Units held by all of the other Members (including the Initiating Holder but excluding, for the avoidance of doubt, the Receiving Holder) for an aggregate amount of consideration equal to (A) the Company Drag Equity Value multiplied by (B) the Holder Percentage of such other Members (clause (ii), the “ROFO Election”) (such Members, collectively, the “ROFO Dragged Members,” such purchase, the “ROFO,” and such aggregate amount of consideration, the “ROFO Consideration”).

(d)            If the Receiving Holder makes a Drag Election in accordance with Section 9.8(c), then:

(i)            each Member shall vote for, consent to and raise no objections against the Company Sale and cause such Member’s Managers to vote for, consent to and raise no objections against such Company Sale and, if the Company Sale is a sale of the Units, shall deliver, or cause to be delivered, such Member’s Units to the third party purchaser in connection with the consummation of the Company Sale;

(ii)           the Members, the Managers and the Company shall use their respective reasonable best efforts to consummate such Company Sale as expeditiously as possible, and shall manage the process to effect such Company Sale in good faith and cooperate with the other Members to effect such Company Sale, including if the Company Sale is a sale of the Units, by delivering such Member’s Units to the third party purchaser in connection with the consummation of the Company Sale;

(iii)          each Member shall be entitled to receive the same form of consideration and amount for each Unit in connection with the consummation of the Company Sale, and each Member shall, in connection with the consummation of the Company Sale, be entitled to receive a pro rata portion of the Company Sale Consideration (based on such Member’s Holder Percentage);

(iv)          subject to the terms of Section 9.8(g), Section 9.12(b) and Section 9.12(f), each Member shall execute the applicable purchase agreement or other agreements in connection with the Company Sale and shall take all actions as may be reasonably necessary to consummate the Company Sale, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Initiating Holder (provided that none of the Members shall be required to enter into any noncompete, non-solicit, no-hire or other restrictive covenant in connection with such Company Sale); and

(v)          any escrow of any proceeds in connection with such Company Sale shall be withheld on a pro rata basis among the Members.

(e)            If the Receiving Holder makes a ROFO Election in accordance with Section 9.8(c) then:

(i)            the ROFO Consideration shall be calculated in good faith by the Initiating Holder. In connection with the foregoing, the Initiating Holder shall deliver reasonably detailed supporting information. If the Receiving Holder disputes in good faith the calculations of the ROFO Consideration, then the Receiving Holder may, within ten (10) days of receiving the Initiating Holder’s calculations, notify the Initiating Holder in writing of such disagreement through a dispute notice in accordance with Section 9.8(i), and such dispute shall be resolved pursuant to Section 9.8(i);

(ii)           the ROFO Consideration shall be denominated in cash; provided, that if (A) the WHP Holder is the Receiving Holder, (B) the Receiving Holder makes a ROFO Election, (C) no Equity Securities of WHP Topco are listed on a national securities exchange as of the date of the Drag Notice and (D) a WHP COC has not occurred prior to the delivery of a Drag Notice, then the WHP Holder may, by providing written notice (the “ROFO Stock Consideration Notice”) to the Initiating Holder within five (5) Business Days following delivery of the Drag Notice, elect to pay up to fifty percent (50%) of the ROFO Consideration in WHP Topco Units (such amount to be paid in WHP Topco Units, the “ROFO Stock Consideration”) payable pro rata to all ROFO Dragged Members based on their respective Holder Percentages with such aggregate number of WHP Topco Units payable, in the aggregate, to all ROFO Dragged Members to be equal to the quotient calculated as (I) the ROFO Stock Consideration, divided by (II) the Per Share FMV (calculated in accordance with Section 9.8(f));

(iii)          the ROFO Dragged Members shall vote for, consent to and raise no objections against such ROFO and cause their respective Managers, as applicable, to vote for, consent to and raise no objections against such ROFO, and, if such ROFO is a sale of the Units, shall deliver, or cause to be delivered, such ROFO Dragged Member’s Units to the Receiving Holder in connection with the consummation of such ROFO;

(iv)          the ROFO Dragged Members, the Managers and the Company shall use their respective reasonable best efforts to consummate such ROFO as expeditiously as possible, and shall manage the process to effect such transactions in good faith and cooperate with the Receiving Holder to effect such ROFO, including if the ROFO is a sale of the Units, by delivering such ROFO Dragged Member’s Units to the Receiving Holder in connection with the consummation of such ROFO;

(v)           as promptly as reasonably practicable following a ROFO Election, the Receiving Holder shall deliver to the other ROFO Dragged Members for execution and delivery in connection with the closing of the ROFO: (i) if the WHP Holder, as the Receiving Holder, makes a ROFO Election and elects to pay a portion of the ROFO Consideration in ROFO Stock Consideration pursuant to Section 9.8(e)(ii), any exchange or similar agreement and any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco (but subject to Section 9.12(b) and Section 9.12(f)) and WHP Topco shall consider in good faith any reasonable comments to such agreements provided by the ROFO Dragged Members, to consummate such ROFO; and (ii) such other documents or instruments as may be necessary or appropriate to effect such ROFO as reasonably requested by ROFO Dragged Members;

(vi)          subject to the terms of Section 9.8(g), Section 9.12(b) and Section 9.12(f), each ROFO Dragged Member shall execute the applicable purchase agreement or other agreements in connection with the ROFO and shall take all actions as may be reasonably necessary to consummate the ROFO, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Receiving Holder, as applicable;

(vii)          the Receiving Holder shall consummate the ROFO no later than forty (40) Business Days of delivery of the Drag Notice (or longer, if the obtaining of all requisite consents under applicable law so requires);

(viii)         subject to the terms of Section 9.8(g), Section 9.12(b) and Section 9.12(f), if the WHP Holder, as the Receiving Holder, makes a ROFO Election and elects to pay a portion of the ROFO Consideration in ROFO Stock Consideration pursuant to Section 9.8(e)(ii), the ROFO Dragged Members shall deliver to the WHP Holder any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco; and

(ix)           from and after the delivery of the Drag Notice, if the Receiving Holder makes a ROFO Election, then the Receiving Holder shall, during normal business hours and upon reasonable prior notice, provide to the ROFO Dragged Members such information or materials or other access to the Receiving Holder as reasonably requested by such ROFO Dragged Members.

(f)            In connection with a ROFO pursuant to which the Receiving Holder has elected to pay with ROFO Stock Consideration, the Per Share FMV shall be determined by the mutual agreement of the Initiating Holder and the Receiving Holder within thirty (30) days following delivery of the ROFO Stock Consideration Notice. Notwithstanding the foregoing, if the Initiating Holder and the Receiving Holder are unable to agree on the Per Share FMV within such thirty (30)-day period, then the Per Share FMV shall be determined as follows:

(i)            Each of the Initiating Holder, on the one hand, and the Receiving Holder, on the other hand, shall, within fifteen (15) days of the conclusion of such thirty (30)-day period, engage one Valuation Firm for purposes of determining Per Share FMV (with all fees and expenses of each such Valuation Firm being borne by the Member that engaged such Valuation Firm), and direct each such Valuation Firm to determine Per Share FMV in good faith in accordance with the definition thereof and deliver its calculation of Per Share FMV to the Members not later than thirty (30) days from the date of such engagement.

(ii)           If the difference between the larger value and the smaller value determined by the Valuation Firms in accordance with Section 9.8(f)(i) is (A) less than ten percent (10%) of the smaller value, the Per Share FMV will be the arithmetic mean of the larger value and the smaller value, or (B) ten percent (10%) or more of the smaller value, the two Valuation Firms will appoint, within fifteen (15) days of the determination of the values by the two Valuation Firms, a third Valuation Firm (with all fees and expenses of such third Valuation Firm being borne fifty percent (50%) by the Initiating Holder and fifty percent (50%) by the Receiving Holder) to determine the Per Share FMV, and the Per Share FMV will be the arithmetic mean of the value determined by such third Valuation Firm (which such determination will be made within thirty (30) days of its appointment) and the value determined by either of the first two Valuation Firms that is closest to the value determined by such third Valuation Firm.

(iii)          The Per Share FMV, as finally determined pursuant to this Section 9.8(f), shall be conclusive, final and binding on all Members with respect to such ROFO.

(g)            Notwithstanding anything to the contrary in this Section 9.8:

(i)            any representations and warranties to be made by any ROFO Dragged Member in connection with the ROFO shall be limited to representations and warranties related to such Person’s due organization, good standing, corporate power and authority, due approval, no conflicts and title to ownership and the ability to convey title to the Units;

(ii)           any indemnification obligations of the ROFO Dragged Members in connection with the ROFO shall only be several, and not joint and several, and shall in each case be limited to a breach of the representations and warranties in Section 9.8(g)(i) and shall in no event exceed the value of the consideration actually received by such ROFO Dragged Members in such ROFO; and

(iii)          any indemnification obligations of the Members in connection with the Company Sale shall only be several, and not joint and several, and shall in each case be limited to a breach of the representations and warranties made by such Member to the third party purchaser in connection with such Company Sale; provided that the indemnification obligations of a Member in respect of a breach of its representations and warranties (other than those representations and warranties related to such Person’s due organization, good standing, corporate power and authority, due approval, no conflicts and title to ownership and the ability to convey title to the Units), shall not exceed ten percent (10%) of the amount of consideration actually received by such Member in such Company Sale; provided, further, that the indemnification obligations of a Member in respect of a breach of its representations and warranties shall not exceed the value of the consideration actually received by such Member in such Company Sale.

(h)            The rights and obligations under this Section 9.8 will terminate immediately prior to the consummation of any Initial Public Offering of Units.

(i)            Drag / ROFO Dispute Resolution.

(i)            Any dispute notice delivered pursuant to Section 9.8(b) or Section 9.8(e)(i) (but specifically excluding any dispute with respect to the Per Share FMV, which shall be governed by Section 9.8(f)) (such notice, the “Dispute Notice”) shall (A) specify in reasonable detail which aspects of the calculations are being disputed, (B) describe the basis for such dispute and (C) to the extent practicable, given the information provided by the Initiating Holder or the Receiving Holder, as applicable, provide the proposed correct amount of each such calculation. For the avoidance of doubt, if such Dispute Notice is not timely delivered, the original calculations of the Initiating Holder, in the case of a Company Sale, or the original calculations of the Receiving Holder, in the case of a ROFO, shall be conclusive, final and binding. If such Dispute Notice is timely delivered, then during the seven (7)-day period following delivery of such Dispute Notice, the Polaris Holder and the WHP Holder shall discuss in good faith to endeavor to resolve their disagreements over the disputed items set forth in the Dispute Notice.

(ii)           If Polaris Holder and the WHP Holder resolve their disagreements over any of such disputed items during such seven (7)-day period in accordance with the foregoing procedure, then the applicable calculation (as applicable) shall be revised to reflect such resolution, and such revised calculation shall become final and binding. If the Polaris Holder and the WHP Holder fail to resolve all of their disagreements over the disputed items within such seven (7)-day period, then, within three (3) days of the conclusion of such seven (7)-day period, the Polaris Holder and the WHP Holder shall forthwith jointly engage a Valuation Firm to resolve any remaining disagreements in the Dispute Notice.

(iii)          The Polaris Holder and the WHP Holder shall instruct the Valuation Firm to render a final determination of such remaining disputed calculations within twenty (20) days of its engagement. The Valuation Firm shall consider only those items and amounts set forth on the Dispute Notice that are identified as being items and amounts as to which the Polaris Holder and the WHP Holder have been unable to agree. The Valuation Firm’s determination of such remaining disagreements with respect to such computations shall be based solely on written materials submitted by the Polaris Holder and the WHP Holder (i.e., not an independent review) and on the relevant definitions and provisions set forth in this Agreement, and the Valuation Firm shall act as an expert and not as an arbitrator.

(iv)          Neither the Polaris Holder nor the WHP Holder nor any of their respective Affiliates or representatives shall have any ex parte communications with the Valuation Firm relating to resolution of any remaining disagreements in the Dispute Notice. The final determination of the Valuation Firm of the items in the Dispute Notice that are identified as being items and amounts as to which the Polaris Holder and the WHP Holder have been unable to agree shall be set forth in a written statement setting forth in reasonable detail the basis of the Valuation Firm’s determination with respect to each disputed matter. The final determination of the Valuation Firm with respect to such disputed items shall be final, conclusive and binding and shall not be subject to appeal or further review, absent manifest error or fraud.

(v)           All fees and expenses relating to the work, if any, to be performed by the Valuation Firm pursuant to this Section 9.8(i), shall be borne equally by the Polaris Holder, on the one hand, and the WHP Holder, on the other hand.

(vi)          For the avoidance of doubt, notwithstanding anything to the contrary in this Section 9.8(i), any dispute with respect to the determination of the Per Share FMV shall be resolved pursuant to Section 9.8(f).

Section 9.9            IPO Flip-Up Right.

(a)            IPO Flip-Up Right. In connection with an Initial Public Offering of WHP Topco Units (an “IPO Event”), the IPO Flip-Up Electing Holder shall have the right, but not the obligation (the “IPO Flip-Up Right”), to cause all (but not less than all) of the Polaris Holder’s Units to be exchanged for WHP Topco Units as set forth in this Section 9.9 (the “IPO Exchange”).

(b)            IPO Event Notice; IPO Event Supplemental Notice.

(i)            WHP Topco shall deliver to the Polaris Holder a written notice (the “IPO Event Notice”) of any proposed IPO Event at least ninety (90) days prior to, if the IPO Event is an IPO or Direct Listing, the proposed launch date of such IPO Event or, if the IPO Event is a De-SPAC, the expected closing date of such IPO Event, which shall (A) describe the IPO Event in reasonable detail, including the proposed launch date or anticipated closing timeline, as applicable, (B) state the total number of all Units then held by the Polaris Holder (the “Exchanging Company Units”) and (C) provide WHP Topco’s good faith calculation of (1) the expected WHP Enterprise Value (including components thereof) for the twelve (12)-month period ending on the most recent date for which financial statements are available as of such IPO Event Notice and based on a range of potential WHP IPO Share Prices provided by the lead bookrunning managers if the IPO Event is an IPO or Direct Listing, (2) the WHP Topco EBITDA (including components thereof) for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of such IPO Event Notice, (3) the expected Exchange Reference Multiple (based on the calculation of WHP Enterprise Value in the foregoing clause (1) and WHP Topco EBITDA in the foregoing clause (2) and based on a range of potential WHP IPO Share Prices provided by the lead bookrunning managers if the IPO Event is an IPO or Direct Listing) (the “Estimated Exchange Reference Multiple”), and (4) the expected number of IPO WHP Units, calculated in accordance with Section 9.9(i). The IPO Event Notice shall include reasonably detailed supporting information. From and after the delivery of the IPO Event Notice, WHP Topco and its Affiliates shall provide to the Polaris Holder such information or materials or other access as reasonably requested by the Polaris Holder, in each case as promptly as reasonably practicable after any such request by the Polaris Holder.

(ii)           WHP Topco shall deliver to the Polaris Holder a supplemental written notice (the “IPO Event Supplemental Notice”) at least sixty (60) days prior to, if the IPO Event is an IPO or Direct Listing, the proposed launch date of such IPO Event, or, if the IPO Event is a De-SPAC, the expected closing date of such IPO Event, in either case as set forth in the IPO Event Notice, which IPO Event Supplemental Notice shall provide an updated good faith calculation of all of the information set forth in IPO Event Notice (provided that the calculation of WHP Enterprise Value and WHP Topco EBITDA (including components thereof, respectively) shall be based on the WHP Enterprise Value and WHP Topco EBITDA (including components thereof, respectively), for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of such IPO Event Supplemental Notice and the calculation of the expected Exchange Reference Multiple shall be based on such calculations of WHP Enterprise Value and WHP Topco EBITDA in the IPO Event Supplemental Notice), together with reasonably detailed supporting information for such calculations. In connection with delivering the IPO Event Supplemental Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the IPO Event Supplemental Notice, of the calculations set forth in the IPO Event Supplemental Notice.

(iii)          If the Polaris Holder disputes in good faith any of the calculations (or components thereto) set forth in the IPO Event Supplemental Notice, then the Polaris Holder may, within ten (10) days of receiving the IPO Event Supplemental Notice notify the WHP Holder in writing of such disagreement and the Polaris Holder and the WHP Holder shall discuss such disputed items in good faith for ten (10) days with a view to mutually agreeing on any such calculations and resolving their disagreements over the disputed items.

(iv)          Following the conclusion of the good faith discussion period, WHP Holder, may, no later than five (5) days after the conclusion of such good faith discussion period, deliver to the Polaris Holder a revised IPO Event Supplemental Notice reflecting any resolution between the parties of their disagreements over the disputed items, and an executive officer of WHP Topco shall deliver to the Polaris Members an updated certificate as to the accuracy, as of such date, of the calculations set forth in such updated IPO Event Supplemental Notice. If the Polaris Holder and the WHP Holder fail to resolve their differences over any of the disputed items prior to the consummation of the applicable IPO Event, the calculations delivered by WHP Topco (as revised pursuant to the immediately preceding sentence) shall be used, subject to Section 9.12(a) and without a presumption of correctness or prejudice to the rights of the Polaris Holder.

(c)            Exchange Notice. After delivery of the IPO Event Notice, an IPO Flip-Up Electing Holder may exercise its IPO Flip-Up Right by delivering an irrevocable written notice (an “Exchange Notice”) to (x) the Company, (y) WHP Topco and (z) (1) the WHP Holder (if the IPO Flip-Up Electing Holder is the Polaris Holder) or (2) the Polaris Holder (if the IPO Flip-Up Electing Holder is the WHP Holder), in each case no later than thirty (30) days prior to (x) the proposed launch date of the IPO Event set forth in the IPO Event Notice if the IPO Event is an IPO or a Direct Listing or, (y) if the IPO Event is a De-SPAC, the expected closing date of such IPO Event set forth in the IPO Event Notice, which Exchange Notice, if the Polaris Holder is the IPO Flip-Up Electing Holder, shall specify the minimum WHP IPO Share Price and Exchange Reference Multiple at or above which such IPO Flip-Up Electing Holder irrevocably elects to exercise the IPO Flip-Up Right (and below which such IPO Flip-Up Electing Holder irrevocably elects not to exercise the IPO Flip-Up Right).

(d)            Delivery of Documents for IPO Exchange. Reasonably promptly following delivery by an IPO Flip-Up Electing Holder of an Exchange Notice, the WHP Holder shall deliver to the Polaris Holder for execution and delivery in connection with the closing of the IPO Exchange: (i) any exchange or similar agreement and any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco (but subject to Section 9.12(b) and Section 9.12(f)) and the WHP Holder shall consider in good faith any reasonable comments to such agreements provided by the Polaris Holder, to consummate such IPO Exchange; and (ii) such other documents or instruments as may be necessary or appropriate to effect such IPO Exchange as reasonably requested by WHP Topco, including a general release by the Polaris Holder with respect to any claims (other than Excluded Claims) arising by virtue of the Polaris Holder’s ownership of interests in the Company, including any management by the WHP Holder or any WHP Manager of the Company. If the IPO Event is an IPO or Direct Listing, the exchange or similar agreement shall provide that the number of IPO WHP Units to be issued to the Polaris Holder shall be calculated using the IPO Model (which shall be attached to and incorporated in such exchange or similar agreement) and the WHP IPO Share Price.

(e)            Pricing Calculation Notice. As soon as reasonably practicable, and in any event, no later than five (5) days prior to (x) the pricing of the IPO Event, if the IPO Event is an IPO or Direct Listing or (y) the consummation of the IPO Event, if the IPO Event is a De-SPAC, WHP Topco shall deliver a written notice (the “Pricing Calculation Notice”) to the Polaris Holder setting forth a good faith calculation of the number of IPO WHP Units (and components thereof, including the Exchange Reference Multiple and Company EBITDA), in each case calculated, for the avoidance of doubt, using the IPO Model and in accordance with Section 9.9(i), which Pricing Calculation Notice shall include reasonably detailed supporting information and backup for such calculations. From and after the delivery of the Pricing Calculation Notice, WHP Topco and its Affiliates shall provide to the Polaris Holder such information or materials or other access as reasonably requested by the Polaris Holder, in each case as promptly as reasonably practicable after any such request by the Polaris Holder.

(i)            In connection with delivering the Pricing Calculation Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the Pricing Calculation Notice, of the calculations set forth in the Pricing Calculation Notice.

(ii)           If the Polaris Holder disputes in good faith any of the calculations (or components thereto) set forth in the Pricing Calculation Notice, then the Polaris Holder may, within two (2) days of receiving the Pricing Calculation Notice, notify the WHP Holder in writing of such disagreement and the Polaris Holder and the WHP Holder shall discuss such disputed items in good faith for two (2) days with a view to mutually agreeing on any such calculations and resolving their disagreements over the disputed items.

(iii)          Following the conclusion of the good faith discussion period, the WHP Holder may, no later than one (1) day after the conclusion of such good faith discussion period, deliver to the Polaris Holder a revised Pricing Calculation Notice reflecting any resolution between the parties of their disagreements over the disputed items, and an executive officer of WHP Topco shall deliver to the Polaris Members an updated certificate as to the accuracy, as of such date, of the calculations set forth in such updated Pricing Calculation Notice. If the Polaris Holder and the WHP Holder fail to resolve their differences over any of the disputed items prior to the consummation of the applicable IPO Event, the calculations delivered by WHP Topco in the Pricing Calculation Notice (as revised pursuant to the immediately preceding sentence, if applicable) shall be used, subject to Section 9.12(a) and without a presumption of correctness or prejudice to the rights of the Polaris Holder.

(iv)          If the IPO Event is an IPO or Direct Listing, no later than one (1) day after the pricing of such IPO Event, the WHP Holder shall deliver a written notice (the “Final Pricing Notice”) to the Polaris Holder setting forth (x) the final calculations of the WHP IPO Share Price per the IPO Model, including (A) the WHP Enterprise Value, (B) the WHP Topco EBITDA, (C) the Exchange Reference Multiple (based on the calculation of WHP Enterprise Value in the foregoing clause (A) and WHP Topco EBITDA in the foregoing clause (B)), (D) the number of IPO WHP Units and (E) if applicable, the number of IPO True-Up Units (in each case of this clause (x), calculated, for the avoidance of doubt, in accordance with Section 9.9(i)), (y) whether an Exchange Notice was deemed delivered under Section 9.9(k), and (z) whether the WHP Holder elects to pay the Polaris Holder cash in lieu of satisfying its obligation to issue the IPO True-Up Units under Section 9.9(l). In connection with delivering the Final Pricing Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the Final Pricing Notice, of the calculations set forth in the Final Pricing Notice.

(f)            Execution of Documents. At least two (2) days prior to the closing of an IPO Event (or, in the case of an IPO, at least two (2) days prior to the launch date of such IPO), the Company, WHP Topco and the Polaris Holder, as applicable, will execute and deliver in escrow to the other respective parties all agreements, documents and instruments reasonably required in connection with such IPO Exchange and delivered by WHP Topco pursuant to Section 9.9(d) in the form presented by WHP Topco (but subject to Section 9.9(d), Section 9.12(b) and Section 9.12(f)).

(g)            Consummation of IPO Exchange. If an Exchange Notice has been timely delivered in accordance with Section 9.9(c) or deemed delivered pursuant to Section 9.9(k), then immediately prior to, and conditioned upon the closing of the IPO Event: (i) the Company, WHP Topco and the Polaris Holder will each release their respective signature pages from escrow, (ii) the IPO Exchange shall occur and (iii) WHP Topco shall issue, or cause to be issued, to the Polaris Holder the IPO WHP Units, calculated in accordance with Section 9.9(i) and subject to Section 9.9(l), including, if applicable, any IPO True-Up Units (or, at WHP Topco’s election, the cash equivalent thereof pursuant to Section 9.9(l)).

(h)            Re-Trigger. If the IPO Event does not price or close within one hundred and twenty (120) days of the IPO Event Supplemental Notice, then WHP Topco must again comply with this Section 9.9.

(i)            Calculation of IPO WHP Units in IPO Exchange. Subject to Section 9.9(l), the WHP Holder shall calculate in good faith the number of WHP Topco Units to be issued to the Polaris Holder in connection with the consummation of the IPO Exchange as soon as reasonably practicable prior to the closing of the IPO Event, as follows:

(i)            the Exchanging Company Units shall be deemed to have a value (the “Exchanging Company Units Valuation”) equal to (A) the product of (1) the Polaris Holder Percentage, multiplied by (2) the Company EBITDA (for the twelve (12)-month period ending on the most recent date of the financial statements that are included in the final prospectus filed with the SEC), multiplied by (3) the Exchange Reference Multiple, plus (B) the Polaris Holder Percentage multiplied by the sum of (1) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, minus (2) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, minus (3) the aggregate value of any outstanding preferred Equity Securities (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries that is outstanding immediately after the consummation of an IPO Event, in each case of the foregoing clauses (B)(1) through (B)(3), as of the most recent date for which financial statements are included in the final prospectus filed with the SEC in connection with the applicable IPO Event and adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company;

Example Calculation: If at the time of the IPO Exchange, (w) the Polaris Holder Percentage is fifty percent (50%), (x) the Company EBITDA is $92,000,000, (y) the Exchange Reference Multiple is 10.75 and (z) the sum of the amounts described in the foregoing subclauses (B)(1) through (B)(3) is $11,000,000, then the Exchanging Company Units Valuation would equal $500,000,000; and

(ii)            the number of WHP Topco Units to be issued to the Polaris Holder in connection with the consummation of the IPO Exchange (the “IPO WHP Units”) shall be equal to (A) the Exchanging Company Units Valuation (calculated in accordance with this Section 9.9(i)) divided by (B) the WHP IPO Share Price.

Example Calculation: If in relation to the IPO Exchange (x) the Exchanging Company Units Valuation is $500,000,000 and (y) the WHP IPO Share Price is $10, then the number of IPO WHP Units in connection with the IPO Exchange would equal 50,000,000.

The inputs and calculations required in this Section 9.9(i) shall be calculated pursuant to an Excel workbook or similar software application, which shall be called the “IPO Model.”

(j)            Costs and Expenses. Each party to the IPO Exchange shall bear and be responsible for all of its own fees, costs and expenses incurred in connection with the transactions contemplated by the IPO Exchange, including any expenses incurred in evaluating, negotiating or consummating the transactions contemplated thereby. The Company shall not be obligated to reimburse either of WHP Holder or Polaris Holder for any such costs or expenses, unless otherwise approved by the Board (including the approval of at least one (1) WHP Manager and one (1) Polaris Manager).

(k)            IPO Drag of Polaris if Exchange Reference Multiple Is Underestimated. Notwithstanding anything to the contrary herein, if (x) the Polaris Holder does not exercise its IPO Flip-Up Right and (y) the Estimated Exchange Reference Multiple set forth in the IPO Event Notice is less than thirteen (13), but the Exchange Reference Multiple is later determined to be greater than or equal to thirteen (13), then the Polaris Holder shall be, and WHP Topco shall take all actions necessary to ensure that the Polaris Holder is, treated for all purposes under this Section 9.9 as if such Polaris Holder had timely delivered the Exchange Notice in accordance with Section 9.9(c), and, for the avoidance of doubt but subject to Section 9.9(m), immediately prior to, and conditioned upon the closing of the IPO Event: (i) the IPO Exchange shall occur and (ii) WHP Topco shall issue, or cause to be issued, to the Polaris Holder the IPO WHP Units, calculated in accordance with Section 9.9(i).

(l)            IPO True-Up if Exchange Reference Multiple Is Overestimated.

(i)            Notwithstanding anything to the contrary herein, if the Estimated Exchange Reference Multiple set forth in the IPO Event Notice is greater than or equal to thirteen (13), but the Exchange Reference Multiple is later determined to be less than thirteen (13), then notwithstanding anything to the contrary herein, the Exchange Reference Multiple used to calculate the number of IPO WHP Units pursuant to Section 9.9(i) to which the Polaris Holder is entitled pursuant to Section 9.9(g) shall be deemed to be thirteen (13).

(ii)           The difference between (A) the number of IPO WHP Units calculated pursuant to Section 9.9(i) on the basis of the deemed Exchange Reference Multiple of thirteen (13) and (B) the number of IPO WHP Units calculated pursuant to Section 9.9(i) on the basis of the actual Exchange Reference Multiple shall be the “IPO True-Up Units.”

(iii)          In lieu of satisfying its obligation to issue to the Polaris Holder the IPO True-Up Units pursuant to Section 9.9(g), WHP Topco may elect to pay the Polaris Holder an amount of cash equal to (A) the number of IPO True-Up Units multiplied by (B) the WHP IPO Share Price (free and clear of, and without withholding or deduction for, taxes, unless such withholding or deduction is required by Law), by providing an irrevocable written notice to the Polaris Holder of such election at the time of, or promptly following, delivery of the Final Pricing Notice. The cash amount set forth in the preceding sentence shall be paid by WHP Topco via wire transfer to the account of the Polaris Holder (or its designated Affiliate) specified in writing by the Polaris Holder in connection with the closing of the IPO Event. If WHP Topco fails to pay such cash amount when due, WHP Topco shall pay to the Polaris Holder interest on such unpaid cash amount at a rate equal to one and a half percent (1.5%) per month or the maximum rate of interest allowed by applicable Law (whichever is less).

(m)            Over-Allotment True-Up. Notwithstanding anything to the contrary herein, as promptly as reasonably practicable following the expiration or exercise of any “over-allotment option” after the closing of the IPO Event, WHP Topco shall issue an additional number of WHP Topco Units to the Polaris Holder which would result in the Polaris Holder, in the aggregate, being in the same economic position that the Polaris Holder would have been in had such “over-allotment option” been exercised prior to the closing of the IPO Event (the “Over-Allotment Units”); provided, that in lieu of issuing such Over-Allotment Units, WHP Topco may elect to pay the Polaris Holder an amount of cash equal to (i) the number of the Over-Allotment Units multiplied by (ii) the WHP IPO Share Price (free and clear of, and without withholding or deduction for, taxes, unless such withholding or deduction is required by Law). The cash amount set forth in the preceding sentence shall be paid by WHP Topco via wire transfer to the account of the Polaris Holder (or its designated Affiliate) specified in writing by the Polaris Holder. If WHP Topco fails to pay such cash amount when due, WHP Topco shall pay to the Polaris Holder interest on such unpaid cash amount at a rate equal to one and a half percent (1.5%) per month or the maximum rate of interest allowed by applicable Law (whichever is less).

(n)            Termination. The rights and obligations set forth in this Section 9.9 (other than Section 9.9(k), Section 9.9(l) and Section 9.9(m)) shall terminate immediately upon the earliest of the consummation of an IPO Event, a WHP COC or a Significant Asset Sale (provided that any rights arising out of any breach of the covenants set forth in this Section 9.9 shall survive any such termination).

(o)            Illustrative Calculations. An illustration of the calculations set forth in this Section 9.9 is attached as Exhibit F.

Section 9.10           WHP COC Exchange.

(a)            WHP COC Exchange. In connection with a Qualifying WHP COC, all (but not less than all) of the Polaris Holder’s Units shall, immediately prior to the consummation of the Qualifying WHP COC, be exchanged for COC WHP Units as set forth in this Section 9.10 (the “WHP COC Exchange”).

(b)            WHP COC Notice. WHP Topco shall deliver to the Polaris Holder a written notice (the “WHP COC Notice”) of any proposed WHP COC at least seven (7) days prior to the execution of any definitive agreement in respect of any WHP COC, which shall (x) (A) describe the WHP COC in reasonable detail, including the anticipated closing timeline, to the extent then known, (B) state the type and terms of any consideration to be received by WHP Topco, including the terms of any Equity Securities (such Equity Securities, the “WHP Buyer Securities”) (including the rights, privileges and preferences and, in the event that any WHP Buyer Securities constitute Specified Consideration, any restrictions applicable to the borrowing by the Polaris Holder of such Specified Consideration), and (C) state a good faith calculation of the aggregate WHP Sale Consideration in respect of such WHP COC, including a good faith calculation of the WHP Liquid Consideration, (y) state the total number of Exchanging Company Units then-held by the Polaris Holder and (z) provide a good faith calculation of (A) the WHP Enterprise Value and WHP Equity Value (based on the WHP Enterprise Value calculated in this clause (A)), including, in each case, components thereof and as of the most recent date for which financial statements are available as of the date of such WHP COC Notice, (B) the WHP Topco EBITDA (for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of such WHP COC Notice), (C) the Exchange Reference Multiple (based on the WHP Enterprise Value and WHP Topco EBITDA calculated in clauses (A) and (B) above), (D) the Per Share Value (based on the WHP Equity Value calculated in clause (A) above), (E) the number of COC WHP Units, if any (calculated in accordance with Section 9.10(f)), and (F) the expected aggregate amount of WHP Sale Consideration which would be payable to the Polaris Holder in accordance with Section 9.10(e) in respect of such COC WHP Units, if any, in connection with the consummation of such WHP COC. The WHP COC Notice shall include reasonably detailed supporting information for such calculations. From and after the delivery of the WHP COC Notice, WHP Topco and its Affiliates shall provide to the Polaris Holder such information or materials or other access as reasonably requested by the Polaris Holder, in each case as promptly as reasonably practicable after any such request by the Polaris Holder.

(i)            In connection with delivering the WHP COC Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the WHP COC Notice, of the calculations set forth in the WHP COC Notice.

(ii)           Notwithstanding anything to the contrary herein, if any WHP Buyer Securities payable in the WHP COC constitute Specified Consideration, and there are any restrictions applicable to the pledge by any recipient of such Specified Consideration, as set forth in the WHP COC Notice, the Polaris Holder may, within five (5) days following delivery of the WHP COC Notice, elect in writing to WHP Topco that the Specified Consideration not count as WHP Liquid Consideration. Notwithstanding anything to the contrary herein, from and after such time that the Polaris Holder makes such election pursuant to the preceding sentence, the type or amount of any consideration to be received by WHP Topco in connection with such WHP COC and other material terms pertaining to restrictions on pledging any such consideration may not be changed unless WHP Topco re-delivers the WHP COC Notice, upon which the Polaris Holder may, within five (5) days following delivery of such WHP COC Notice, re-elect in writing to WHP Topco that the Specified Consideration not count as WHP Liquid Consideration. In addition, if the Polaris Holder disputes in good faith any of the calculations (or components thereto) set forth in the WHP COC Notice, then the Polaris Holder may, within ten (10) days of receiving the WHP COC Notice, notify the WHP Holder in writing of such disagreement and the Polaris Holder and the WHP Holder shall discuss such disputed items in good faith for ten (10) days with a view to mutually agreeing on any such calculations and resolving their disagreements over the disputed items.

(iii)          Following the conclusion of the good faith discussion period, the WHP Holder may, no later five (5) days of the conclusion of such good faith discussion period, deliver to the Polaris Holder a revised WHP COC Notice reflecting any resolution between the parties of their disagreements over the disputed items, and an executive officer of WHP Topco shall deliver to the Polaris Members an updated certificate as to the accuracy, as of such date, of the calculations set forth in such updated WHP COC Notice. If the Polaris Holder and the WHP Holder fail to resolve their differences over any of the disputed items prior to the consummation of the applicable WHP COC, the calculations delivered by WHP Topco (as revised pursuant to the immediately preceding sentence) shall be used, subject to Section 9.12(a) and without a presumption of correctness or prejudice to the rights of the Polaris Holder.

(c)            Delivery of Documents. Reasonably promptly following delivery of the WHP COC Notice, in the case of a Qualifying WHP COC, the WHP Holder shall deliver to the Polaris Holder for execution and delivery in connection with the closing of the WHP COC Exchange: (i) any exchange or similar agreement and any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco (but subject to Section 9.12(b) and Section 9.12(f)) (which shall consider in good faith any reasonable comments to such agreements provided by the Polaris Holder) to consummate such WHP COC Exchange; and (ii) such other documents or instruments as may be necessary or appropriate to effect such WHP COC Exchange as reasonably requested by WHP Topco, including a general release by the Polaris Holder with respect to any claims (other than Excluded Claims) arising by virtue of the Polaris Holder’s ownership of interests in the Company, including any management by the WHP Holder or any WHP Manager of the Company.

(d)            Execution of Documents. At the closing of a Qualifying WHP COC, the Company, WHP Topco and the Polaris Holder, as applicable, will execute all agreements, documents and instruments in connection with such Qualifying WHP COC delivered by WHP Topco pursuant to Section 9.10(c) in the form presented by WHP Topco (but subject to Section 9.10(c), Section 9.12(b) and Section 9.12(f)).

(e)            Consummation of WHP COC Exchange. Immediately prior to and conditioned upon the consummation of the Qualifying WHP COC: (i) the WHP COC Exchange shall occur and (ii) WHP Topco shall issue, or cause to be issued, to the Polaris Holder, the COC WHP Units, calculated in accordance with Section 9.10(f). WHP Topco and its Affiliates shall ensure that in connection with the consummation of the Qualifying WHP COC, (A) each COC WHP Unit shall be entitled to, and shall, receive its pro rata share of the WHP Sale Consideration and (B) if the WHP Sale Consideration includes any Equity Securities, then the Polaris Holder shall receive equitable treatment with respect to the receipt of such Equity Securities as any similarly situated institutional equityholders of WHP Topco (which, for the avoidance of doubt, as of date hereof, would include Ares and Oaktree).

(f)            Calculation of COC WHP Units. The WHP Holder shall calculate in good faith the number of WHP Topco Units to be issued to the Polaris Holder in connection with the consummation of the WHP COC Exchange, as follows:

(i)            the Exchanging Company Units Valuation of the Exchanging Company Units shall be equal to (A) the product of (1) the Polaris Holder Percentage, multiplied by (2) the Company EBITDA (for the twelve (12)-month period ending on the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for a Qualifying WHP COC), multiplied by (3) the Exchange Reference Multiple (based on the WHP Enterprise Value and WHP Topco EBITDA calculated in Section 9.10(b)(z)(A) and Section 9.10(b)(z)(B), respectively), plus (B) the Polaris Holder Percentage multiplied by the sum of (1) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, minus (2) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, minus (3) the aggregate value of any outstanding preferred Equity Securities (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries that is outstanding immediately after the consummation of such Qualifying WHP COC, in each case of the foregoing clauses (B)(1) through (B)(3), as of the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for such Qualifying WHP COC and adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company;

Example Calculation: If at the time of the WHP COC Exchange, (w) the Polaris Holder Percentage is fifty percent (50%), (x) the Company EBITDA is $92,000,000, (y) the Exchange Reference Multiple is thirteen (13) and (z) the sum of the amounts described in the foregoing subclauses (B)(1) through (B)(3) is $11,000,000, then the Exchanging Company Units Valuation would equal $603,500,000; and

(ii)           the number of WHP Topco Units to be issued in exchange for the Exchanging Company Units (the “COC WHP Units”) shall be equal to (A) the Exchanging Company Units Valuation calculated pursuant to clause (i) above, divided by (B) the Per Share Value implied by such Qualifying WHP COC.

Example Calculation: If in relation to the WHP COC Exchange (x) the Exchanging Company Units Valuation is $603,500,000, (y) the WHP Equity Value implied by such Qualifying WHP COC is $6,035,000,000, and (z) the aggregate number of WHP Topco Units is 603,500,000, then the Per Share Value is $10 and the number of COC WHP Units in connection with the WHP COC Exchange would equal 60,350,000.

(g)            Costs and Expenses. Each party to the WHP COC Exchange shall bear and be responsible for all of its own fees, costs and expenses incurred in connection with the transactions contemplated by the WHP COC Exchange, including any expenses incurred in evaluating, negotiating or consummating the transactions contemplated thereby. The Company shall not be obligated to reimburse either of the WHP Holder or the Polaris Holder for any such costs or expenses, unless otherwise approved by the Board (including the approval of at least one (1) WHP Manager and one (1) Polaris Manager).

(h)            Termination. The rights and obligations under this Section 9.10 will terminate immediately prior to the consummation of any IPO Event, WHP COC (other than the Qualifying WHP COC with respect to which this Section 9.10 applies) or Qualifying Asset Sale, whichever is earliest (provided that any rights arising out of any breach of the covenants set forth in this Section 9.10 shall survive any such termination).

(i)            Illustrative Calculations. An illustration of the calculations set forth in this Section 9.10 is attached as Exhibit F.

Section 9.11            WHP Asset Sale Exchange.

(a)            WHP Asset Sale Exchange. In connection with a Qualifying Asset Sale, all (but not less than all) of the Polaris Holder’s Units shall, immediately prior to the consummation of the Qualifying Asset Sale, be exchanged for Asset Sale WHP Units as set forth in this Section 9.11 (the “WHP Asset Sale Exchange”).

(b)            WHP Asset Sale Notice. WHP Topco shall deliver to the Polaris Holder a written notice (the “WHP Asset Sale Notice”) of any proposed Significant Asset Sale at least seven (7) days prior to the execution of a definitive agreement in respect of any Significant Asset Sale, which shall (x) (A) describe the Significant Asset Sale in reasonable detail, including the anticipated closing timeline, to the extent then known, (B) state the type and terms of any consideration to be received by WHP Topco, including the terms of such WHP Buyer Securities (including the rights, privileges and preferences and, in the event that any WHP Buyer Securities constitute Specified Consideration, any restrictions applicable to the borrowing by the Polaris Holder of such Specified Consideration), and (C) state a good faith calculation of the aggregate WHP Sale Consideration in respect of such Significant Asset Sale, including a good faith calculation of the WHP Liquid Consideration, (y) state the total number of Exchanging Company Units then-held by the Polaris Holder and (z) provide a good faith calculation of (A) the WHP Enterprise Value and WHP Equity Value (including, in each case, components thereof and as of the most recent date for which financial statements are available as of the date of such WHP Asset Sale Notice), (B) (I) the WHP Asset Sale EBITDA, (II) the WHP Topco EBITDA and (III) the Company EBITDA (in each case of clause (I) through (III), including components thereof and for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of the WHP Asset Sale Notice), (C) the Market Multiple (based on the WHP Asset Sale EBITDA as calculated in clause (B) above), (D) the Per Share Value (based on the WHP Equity Value calculated in clause (A) above) and (E) the number of Asset Sale WHP Units (calculated in accordance with Section 9.11(f)). The WHP Asset Sale Notice shall include reasonably detailed supporting information for such calculations. From and after the delivery of the WHP Asset Sale Notice, WHP Topco and its Affiliates shall provide to the Polaris Holder such information or materials or other access as reasonably requested by the Polaris Holder, in each case as promptly as reasonably practicable after any such request by the Polaris Holder.

(i)            In connection with delivering the WHP Asset Sale Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the WHP Asset Sale Notice, of the calculations set forth in the WHP Asset Sale Notice.

(ii)           Notwithstanding anything to the contrary herein, if any WHP Buyer Securities payable in the Significant Asset Sale constitute Specified Consideration, and there are any restrictions applicable to the pledge by any recipient of such Specified Consideration, as set forth in the WHP Asset Sale Notice, the Polaris Holder may, within five (5) days following delivery of the WHP Asset Sale Notice, elect in writing to WHP Topco that the Specified Consideration not count as WHP Liquid Consideration. Notwithstanding anything to the contrary herein, from and after such time that the Polaris Holder makes such election pursuant to the preceding sentence, the type or amount of any consideration to be received by WHP Topco in connection with such Qualifying Asset Sale and other material terms pertaining to restrictions on pledging any such consideration may not be changed unless WHP Topco re-delivers the WHP Asset Sale Notice, upon which the Polaris Holder may, within five (5) days following delivery of such WHP Asset Sale Notice, re-elect in writing to WHP Topco that the Specified Consideration not count as WHP Liquid Consideration. In addition, if the Polaris Holder disputes in good faith any of the calculations (or components thereto) set forth in the WHP Asset Sale Notice, then the Polaris Holder may, within ten (10) days of receiving the WHP Asset Sale Notice, notify the WHP Holder in writing of such disagreement and the Polaris Holder and the WHP Holder shall discuss such disputed items in good faith for ten (10) days with a view to mutually agreeing on any such calculations and resolving their disagreements over the disputed items.

(iii)          Following the conclusion of the good faith discussion period, the WHP Holder may, no later five (5) days of the conclusion of such good faith discussion period, deliver to the Polaris Holder a revised WHP Asset Sale Notice reflecting any resolution between the parties of their disagreements over the disputed items, and an executive officer of WHP Topco shall deliver to the Polaris Members an updated certificate as to the accuracy, as of such date, of the calculations set forth in such updated WHP Asset Sale Notice. If the Polaris Holder and the WHP Holder fail to resolve their differences over any of the disputed items prior to the consummation of the applicable WHP Asset Sale, the calculations delivered by WHP Topco (as revised pursuant to the immediately preceding sentence) shall be used, subject to Section 9.12(a) and without a presumption of correctness or prejudice to the rights of the Polaris Holder.

(c)            Delivery of Documents. Reasonably promptly following delivery of the WHP Asset Sale Notice, in the case of a Qualifying Asset Sale, the WHP Holder shall deliver to the Polaris Holder for execution and delivery in connection with the closing of the WHP Asset Sale Exchange: (i) any exchange or similar agreement and any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco (but subject to Section 9.12(b) and Section 9.12(f)) (which shall consider in good faith any reasonable comments to such agreements provided by the Polaris Holder) to consummate such WHP Asset Sale Exchange; and (ii) such other documents or instruments as may be necessary or appropriate to effect such WHP Asset Sale Exchange as reasonably requested by WHP Topco, including a general release by the Polaris Holder with respect to any claims (other than Excluded Claims) arising by virtue of the Polaris Holder’s ownership of interests in the Company, including any management by the WHP Holder or any WHP Manager of the Company.

(d)            Execution of Documents. At the closing of the Qualifying Asset Sale, the Company, WHP Topco and the Polaris Holder, as applicable, will execute all agreements, documents and instruments in connection with such Qualifying Asset Sale delivered by WHP Topco pursuant to Section 9.11(c) in the form presented by WHP Topco (but subject to Section 9.11(c), Section 9.12(b) and Section 9.12(f)).

(e)            Consummation of WHP Asset Sale Exchange. Immediately prior and conditioned upon the consummation of the Qualifying Asset Sale: (i) the WHP Asset Sale Exchange shall occur and (ii) WHP Topco shall issue, or cause to be issued, to the Polaris Holder, the Asset Sale WHP Units, calculated in accordance with Section 9.11(f), so that the Polaris Holder is able to participate in any proceeds distributed to the equityholders of WHP Topco by WHP Topco with the other equityholders of WHP Topco in connection with the consummation of such Qualifying Asset Sale. WHP Topco and its Affiliates shall ensure that in connection with the consummation of the Qualifying Asset Sale, if the WHP Sale Consideration includes any Equity Securities, then the Polaris Holder will receive equitable treatment with respect to such Equity Securities as any similarly situated institutional equityholders of WHP Topco (which, for the avoidance of doubt, as of date hereof, would include Ares and Oaktree) receive in connection therewith.

(f)            Calculation of Asset Sale WHP Units. The WHP Holder shall calculate in good faith the number of WHP Topco Units to be issued to the Polaris Holder in connection with the consummation of the WHP Asset Sale Exchange, as follows:

(i)            the “Market Multiple” shall be the number equal to (A) the WHP Sale Consideration proposed to paid by the purchaser in connection with such Qualifying Asset Sale divided by (B) WHP Asset Sale EBITDA (for the twelve (12)-month period ending on the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for such Qualifying WHP Asset Sale and adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company);

(ii)           the Exchanging Company Units Valuation of the Exchanging Company Units shall be equal to (A) the product of (1) the Polaris Holder Percentage, multiplied by (2) the Company EBITDA (for the twelve (12)-month period ending on the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for such Qualifying WHP Asset Sale), multiplied by (3) the Market Multiple (as calculated in clause (i) above), plus (B) the Polaris Holder Percentage multiplied by the sum of (1) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, minus (2) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, minus (3) the aggregate value of any outstanding preferred Equity Securities (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries that is outstanding immediately after the consummation of such Qualifying Asset Sale, in each case of the foregoing clauses (B)(1) through (B)(3), as of the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for such Qualifying Asset Sale and adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company;

Example Calculation: If at the time of the WHP Asset Sale Exchange, (w) the Polaris Holder Percentage is fifty percent (50%), (x) the Company EBITDA is $92,000,000, (y) the Market Multiple is 13 and (z) the sum of the amounts described in the foregoing subclauses (B)(1) through (B)(3) is $11,000,000, then the Exchanging Company Units Valuation would equal $603,500,000; and

(iii)          the number of WHP Topco Units to be issued in exchange for the Exchanging Company Units (the “Asset Sale WHP Units”) shall be equal to (A) the Exchanging Company Units Valuation calculated pursuant to clause (ii) above, divided by (B) the Per Share Value implied by such Qualifying WHP Asset Sale.

Example Calculation: If in relation to the WHP Asset Sale Exchange (x) the Exchanging Company Units Valuation is $603,500,000, (y) the WHP Equity Value implied by such Qualifying WHP Asset Sale is $5,000,000,000, and (z) the aggregate number of WHP Topco Units is 500,000,000, then the Per Share Value is $10 and the number of Asset Sale WHP Units in connection with the WHP Asset Sale Exchange would equal 60,350,000.

(g)            Costs and Expenses. Each party to the WHP Asset Sale Exchange shall bear and be responsible for all of its own fees, costs and expenses incurred in connection with the transactions contemplated by the WHP Asset Sale Exchange, including any expenses incurred in evaluating, negotiating or consummating the transactions contemplated thereby. The Company shall not be obligated to reimburse either of the WHP Holder or the Polaris Holder for any such costs or expenses, unless otherwise approved by the Board (including the approval of at least one (1) WHP Manager and one (1) Polaris Manager).

(h)            Termination. The rights and obligations under this Section 9.11 will terminate immediately prior to the consummation of any IPO Event, WHP COC or Significant Asset Sale (other than any Qualifying Asset Sale to which this Section 9.11 applies), whichever is earliest (provided that any rights arising out of any breach of the covenants set forth in this Section 9.11 shall survive any such termination).

(i)            Illustrative Calculations. An illustration of the calculations set forth in this Section 9.11 is attached as Exhibit F.

Section 9.12            General Provisions.

(a)            Notwithstanding anything to the contrary in this Agreement, if the Polaris Holder believes that any calculation made by WHP Topco or the WHP Holder pursuant to the applicable provisions of Section 9.9 through Section 9.11 is incorrect, then the Polaris Holder may pursue any remedy at law or equity in any court of competent jurisdiction; provided that, notwithstanding anything to the contrary in this Agreement, the Polaris Holder shall not initiate or pursue any such claim prior to the consummation of an IPO Event, WHP COC or Significant Asset Sale, as applicable (provided, further, that solely in the case of a Significant Asset Sale, the restrictions (as set forth in the foregoing proviso) on Polaris Holder’s rights under this Section 9.12(a) shall not apply unless WHP Topco has irrevocably committed to the Polaris Holder that it will withhold or set aside from the distribution of proceeds from such Significant Asset Sale an amount of cash (or other applicable consideration received in such Significant Asset Sale), that the board of managers of WHP Topco has determined in good faith, based upon the advice of outside legal counsel and financial advisors, would reasonably be expected to be adequate to satisfy the obligations of WHP Topco or the WHP Holder in respect of any such potential permitted claims of the Polaris Holder under this Section 9.12(a); provided, further, that the Polaris Holder may not initiate any such claim pursuant to this Section 9.12(a) after the first anniversary of the consummation of such IPO Event, WHP COC or Significant Asset Sale, as applicable. The provisions of this Section 9.12(a) constitute the sole and exclusive remedy of the Polaris Holder with respect to such claims.

(b)            Polaris Restrictions.

(i)            In connection with the transactions contemplated by Section 9.8 through Section 9.11, the Polaris Holder shall not be required to execute any documentation or arrangement which (x) imposes any lock-up, transfer restriction or other similar contractual restriction on the Polaris Holder’s disposition of any publicly traded Equity Security or any Equity Securities of WHP Topco of greater than six (6) months after the consummation of such transaction (provided that any Transfer after such six (6)-month period by the Polaris Holder of Equity Securities of WHP Topco shall, for the avoidance of doubt, be subject to the right of first offer and tag along rights set forth in the Securityholders Agreement (as defined in as defined in the Third Amended and Restated Agreement of Limited Partnership of WHP Topco, dated as of March 7, 2023 (“WHP LPA”))) or (y) imposes any restriction on the Polaris Holder’s ability to comply with applicable Law, including the Investment Company Act of 1940, as amended (provided that any Transfer by the Polaris Holder of Equity Securities shall be subject to a right of first offer in favor of the issuer of such Equity Securities and/or the other holders of Equity Securities of such issuer (as determined by such issuer), substantially consistent with the terms set forth in Section 2(d) of the Securityholders Agreement (as defined in as defined in the WHP LPA)). Notwithstanding anything to the contrary herein but subject to the preceding sentence and Section 9.12(f), from any time after the consummation of any of the transactions contemplated by Section 9.8 through Section 9.11, (i) the Polaris Holder shall not be required to agree to any non-compete, non-solicit or non-hire, and (ii) the Polaris Holder shall not be required to agree to any other restrictions (e.g., transfer restrictions, trading restrictions, etc.) with respect to any of the IPO WHP Units, COC WHP Units or Asset Sale WHP Units, or with respect to any Polaris Member as a holder of any of the foregoing, in connection with the consummation of any of the transactions contemplated by Section 9.8 through Section 9.11, in each case, that are greater than such restrictions or covenants agreed to by similarly situated institutional equityholders of WHP Topco.

(ii)           In connection with any transaction contemplated by Section 9.8 through Section 9.11, the Polaris Holder shall not be required to execute any documentation or arrangement that imposes restrictions on the Polaris Holder’s ability to borrow from any institution (so long as such institution is not a Competitor) against the WHP Topco Units (other than subject to any lock-up described in clause (x) of the first sentence of Section 9.12(b)(i)); provided, that, upon any foreclosure of any such borrowing, the Polaris Holder’s rights under Section 9.12(b) and Section 9.12(f) shall cease to apply.

(c)            Stockholder Vote or Regulatory Approval. Notwithstanding anything herein to the contrary, if (x) either Polaris Member or any other Polaris Holder or (y) solely in the event of a Company Sale, the WHP Holder, determines that a vote of its respective equityholders or any regulatory approval (including under the HSR Act) is required to consummate a Company Sale, the ROFO, an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange, the consummation of such transaction shall be conditioned upon first obtaining the approval of such stockholders or regulatory approval, as applicable; provided that if in the event of a Company Sale, the Receiving Holder makes a Drag Election but does not obtain the required approval of its equityholders to consummate such Company Sale, then such Receiving Holder will be deemed to have made a ROFO Election and shall be obligated to consummate a ROFO in accordance with Section 9.8 in lieu of the Company Sale. The Polaris Members or such other Polaris Holder shall use its respective reasonable best efforts to obtain any such approvals and satisfy any other conditions to the consummation of any such transactions. For the avoidance of doubt, the consummation of an IPO Event, WHP COC or Significant Asset Sale shall not be conditioned upon first obtaining the approval of the stockholders or any regulatory approval of either Polaris Member or any other Polaris Holder, and, except as expressly set forth in the next sentence of this Section 9.12(c), no such transaction shall be impeded or delayed by the pursuit or receipt of any such approval. In furtherance of the Polaris Holder’s pursuit of any requisite regulatory or stockholder approval, WHP Topco agrees not consummate (x) a Qualifying WHP COC prior to the date that is eighty-two (82) days after the execution by WHP Topco and/or WHP Holder or any of their respective Affiliates of a definitive agreement providing for such Qualifying WHP COC, nor (y) a Qualifying Asset Sale prior to the date that is eighty-two (82) days after the execution by WHP Topco and/or WHP Holder or any of their respective Affiliates of a definitive agreement providing for such Qualifying Asset Sale, and WHP Topco and the WHP Holder agree to ensure that any such definitive agreement shall not require the WHP Holder to consummate such transaction on or prior to the expiration of such eighty-two (82) day period.

(d)            Neither WHP Topco nor WHP Holder shall, directly or indirectly, take any direct or indirect action or inaction primarily for the purpose of depriving the Polaris Members of the intended economic benefits of the exchange or monetization mechanics in Section 9.9 through Section 9.11. However, it is expressly agreed and understood that the determination(s) of whether to, when to, how to, with whom to, and/or at what price to enter into, pursue, negotiate, abandon or terminate any IPO Event, WHP COC or Significant Asset Sale or Significant Distribution shall in each case be made solely by WHP Topco in its sole and absolute discretion for any reason or no reason whatsoever, and nothing herein shall create any obligation, fiduciary or otherwise, with respect to the making of any such determination(s). If WHP Topco or the WHP Holder consummates a Significant Distribution, then the resulting entity or entities holding the relevant assets or Equity Interests shall be deemed a successor to WHP Topco’s obligations to allow Polaris Holder to participation in the transactions contemplated by Section 9.8 through Section 9.11, as applicable (subject to the terms and conditions thereof, mutatis mutandis), and WHP shall work in good faith with Polaris to amend or modify this Agreement as may be required to effect this intent.

(e)            In connection with any transactions contemplated by Section 9.8 through Section 9.11, as promptly as reasonably practicable after the Polaris Holder’s written request, WHP Topco and the WHP Holder shall use reasonable best efforts to (i) provide, and shall cause to be provided, all financial and other information relating to the Company and its Subsidiaries and WHP Topco, to the extent available to WHP Topco and the WHP Holder, including any information regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries and WHP Topco, (ii) cause all senior officers and managers or directors of the Company and its Subsidiaries and WHP Topco to participate in a reasonable number of meetings (including customary one-on-one meetings) with the Polaris Holder, in each case, during normal business hours and upon reasonable prior notice, (iii) to ensure that the Polaris Holder has an opportunity to participate in any due diligence sessions in which WHP Topco participates (including accounting due diligence sessions), subject to execution of customary confidentiality or non-reliance agreements that contain confidentiality and similar obligations that are no less restrictive than the obligations of WHP Topco in respect of such information and (iv) ensure that the Polaris Holder has full access to any online dataroom available to WHP Topco, subject to execution of customary confidentiality agreements which contain confidentiality and similar obligations that are no less restrictive than the obligations of WHP Topco in respect of such information. The Member delivering any calculations in connection with any transactions contemplated by Section 9.8 through Section 9.11 must, in connection with delivering any such calculations to the other Member, deliver reasonably detailed information supporting such calculations.

(f)            Investor Rights. In connection with any transactions in which any Polaris Member receives Equity Securities in WHP Topco, WHP Topco will, immediately following the consummation of an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange, as applicable, but prior to giving effect to any subsequent disposition of the WHP Topco Units in connection with the applicable IPO Event, WHP COC or Significant Asset Sale, (i) treat such Polaris Member as the equivalent of a “Major Investor” under the Securityholders Agreement (as defined in the WHP LPA) and (ii) ensure that such Polaris Member receives all of the rights, privileges and preferences of a “Major Investor” and a “Securityholder” as set forth in, and for purposes of, the Securityholders Agreement (as defined in the WHP LPA) and an “Other Securityholder” as set forth in, and for purposes of, the Registration Rights Agreement (as defined in the WHP LPA) or any equivalent terms in any other similar agreements between WHP Topco and its equityholders (other than the WHP LPA), in each case, as of the Effective Date; provided that the Polaris Member shall not receive any board designation rights in the WHP LPA; provided, further, that the Polaris Members shall not be deemed to be “Major Investors,” “Securityholders” or “Other Securityholders” from and after a Polaris COC with a Competitor.

(g)            Restriction on Amendments to WHP Governing Documents; Assurances. Each of WHP Topco and the WHP Holder shall ensure (i) that their respective limited partnership agreement (or any successor thereto) or other organizational documents shall not be amended, supplemented or modified, (ii) that none of the provisions in their respective limited partnership agreement (or any successor thereto) or other organizational documents be waived, in each case of clauses (i) and (ii), in any manner that would (A) restrict or impair the rights of the Polaris Holder to consummate an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange in accordance with the applicable provisions of Section 9.9 through Section 9.11 or (B) contravene or conflict with this Agreement and (iii) that (A) each of the transactions contemplated by Section 9.8 through Section 9.11 (and after the consummation of any such transactions, any matters contemplated by the Ancillary Documents) are not in contravention or in conflict with their respective limited partnership agreement (or any successor thereto) or other organizational documents of WHP Topco or the WHP Holder, (B) each of WHP Topco and the WHP Holder have obtained, prior to the date hereof, all required consents, approvals, waivers or authorizations required to be obtained by WHP Topco or the WHP Holder from its respective board of managers (or other governing body) and equityholders in connection with the execution, delivery and performance by WHP Topco or the WHP Holder of this Agreement and the consummation of the transactions contemplated by Section 9.8 through Section 9.11 in order to approve the transactions contemplated by Section 9.8 through Section 9.11, (C) such consents, approvals, waivers or authorizations remain effective and (D) no Person is or will be entitled to any preemptive right, right of repurchase, right of participation or any similar right or right of first refusal in favor of such Person, in each case in connection with the transactions contemplated by Section 9.8 through Section 9.11.

(h)            WHP Topco Units. “WHP Topco Units” means (i) for purposes of Section 9.9, the Equity Securities of WHP Topco or its Affiliates to be listed on a national securities exchange in connection with the consummation of an IPO Event, or (ii) for all other purposes, (A) if any Equity Securities of WHP Topco or its Affiliates are listed on a national securities exchange, than such Equity Securities that are listed on a national securities exchange or (B) if no Equity Securities of WHP Topco or its Affiliates are listed on a national securities exchange, then the principal common Equity Security held by non-management equityholders of WHP Topco (as of the Effective Date, “Class A Common Units” (as defined in the WHP LPA)).

(i)            WHP Topco EBITDA. WHP Topco and the WHP Holder agrees that to the extent any adjustments related to acquisition(s) are made under clauses (a)(xx) and (a)(xxii) of the definition of Consolidated Adjusted EBITDA (as defined in the WHP Credit Agreement or any successor thereto) for purposes of calculating the “TTM Consolidated Adjusted EBITDA” (or any successor thereto) (as defined in the WHP Credit Agreement) (or any successor thereto), such adjustments to the WHP Topco EBITDA shall be the same adjustments (both qualitatively and quantitatively) as such adjustments were/are presented to current or prospective investors, equityholders, lenders or other financing sources of WHP Topco in connection with the financing of such acquisition(s).

(j)            Minimum Multiple. The “Minimum Multiple” shall initially equal thirteen (13); provided, the Polaris Holder may from time to time, but no more than one time per calendar year increase or decrease the Minimum Multiple subject to the prior written consent of the WHP Holder, which consent shall not be unreasonably withheld, conditioned or delayed.

(k)            GMR Default. Notwithstanding anything to the contrary in this Agreement, in the event that, at the time of an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange, as applicable, there exists a GMR Default that has not been cured by Licensee, and the Company has not terminated the License Agreement in accordance with Section 17A of the License Agreement, then the Polaris Holder agrees that any proceeds otherwise payable to the Polaris Holder as a result of the applicable IPO Event, WHP COC or Significant Asset Sale shall first be applied to cure such GMR Default and to pay in advance the Quarterly GMR Amount (as defined in the License Agreement) with respect to the immediately following GMR Period by offsetting the GMR Cure Amount and such Quarterly GMR Amount from any such proceeds otherwise payable to the Polaris Holder. In no event shall WHP Topco be entitled under this Section 9.12(k) to withhold any proceeds otherwise payable to the Polaris Holder as a result of the applicable IPO Event, WHP COC or Significant Asset Sale in connection with any other amounts owed by Licensee under the License Agreement (including, for the avoidance of doubt, the Accelerated GMR Amount (as defined in the License Agreement)).

Article X
WINDING UP, DISSOLUTION AND LIQUIDATION

Section 10.1           Dissolution. The Company shall not be wound up and dissolved by the admission of Additional Members. The affairs of the Company shall be wound up upon the first of the following to occur:

(a)            at any time there are no Members;

(b)            the making of a winding-up order in respect of the Company by a court of competent jurisdiction; or

(c)            at any time with unanimous approval of all Members.

The death, retirement, resignation, Bankruptcy or dissolution of a Member shall not cause a termination, winding up or dissolution of the Company, and, subject to the foregoing provisions of this Section 10.1, the Company shall continue in existence subject to the terms of this Agreement.

Section 10.2           Liquidation and Termination.

(a)            On the commencement of winding up of the Company, the Board shall appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in accordance with applicable Law. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(i)            the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation and the sum payable to the Managers or otherwise make adequate provision for payment and discharge thereof and the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

(ii)           after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 10.2(a)(i), all remaining assets of the Company shall be distributed in accordance with Section 4.1 (taking into account, if applicable, the provisions of Section 4.3), after giving effect to all prior Distributions, and a final allocation of all items of Income, gain, Loss and expense shall be made in such a manner that, immediately before distribution of such remaining assets, the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would be distributed to such Member in accordance with Section 4.1 (after satisfaction of any financial obligations of each Member to the Company under any provisions of this Agreement); and

(iii)          any non-cash assets will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which hypothetical gain or loss shall be allocated to the Member’s Capital Accounts in accordance with the requirements of Regulations Section 1.704-1(b) and other applicable provisions of the Code and this Agreement. If, in the good faith judgment of the liquidators, a Company asset should not be liquidated, the liquidators shall distribute such asset on the basis of its Fair Market Value, subject to the priorities set forth in Section 10.2(a)(i) and Section 10.2(a)(ii). In making such allocations, the liquidators shall allocate each type of asset (e.g., cash or cash equivalents, securities or other property) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder.

Section 10.3           Complete Distribution. The distribution to a Member in accordance with the provisions of Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property.

Section 10.4           Final Dissolution. On completion of the distribution of Company assets as provided herein, the Company shall be dissolved (and the Company shall not be dissolved prior to such time), and the Board (or such other Person or Persons as applicable Law may require or permit) shall file a final notice of dissolution with the Secretary of State of the State of Delaware and take such other actions as may be necessary to complete the dissolution of the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is finally dissolved pursuant to this Section 10.4.

Section 10.5           Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

Section 10.6            Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

Section 10.7            HSR Act. Notwithstanding any other provision in this Agreement, in the event that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Member by reason of the fact that any assets of the Company shall be distributed to such Member in connection with the winding up and dissolution of the Company, the dissolution of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 10.8            Distribution of Equity Securities of Subsidiaries. In connection with the distribution of Equity Securities of any Subsidiary of the Company, each Member shall take any action necessary such that the rights and privileges that the Members have with respect to their Units immediately prior to such distribution are afforded to such Members in the organizational and other documents of the applicable entity related to such Equity Securities or otherwise, including entering into a stockholders or similar agreement containing such rights and privileges.

Article XI

GENERAL PROVISIONS

Section 11.1            Information.

(a)            With respect to each of the Polaris Holder and the WHP Holder, the Company shall provide such Person:

(i)            as soon as reasonably practicable, but in any event within one hundred eighty (180) days after the end of each Fiscal Year, (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year, and (C) a statement of stockholders’ equity as of the end of such year, all such financial statements prepared in accordance with GAAP and audited and certified by independent public accountants of nationally recognized standing selected by the Board;

(ii)           as soon as reasonably practicable, but in any event within forty-five (45) days after the end of each quarter of each Fiscal Year, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments; and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii)          as soon as reasonably practicable, but in any event within thirty (30) days after the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal quarterly and year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iv)          as soon as reasonably practicable, but in any event at least ten (10) days before the end of each Fiscal Year, a budget and business plan for next Fiscal Year prepared on a quarterly basis, including balance sheets, income statements, and statements of cash flow for such quarters (and, for the avoidance of doubt, subject to Section 7.10);

(v)           such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as such Polaris Holder or WHP Holder may from time to time reasonably request, including any information reasonably necessary by such Polaris Holder or WHP Holder in connection with its reporting obligations under the Exchange Act; and

(vi)          during normal business hours and upon reasonable prior notice by such Person, reasonable access to the senior executives, books and records of the Company and its Subsidiaries, in each case in a manner as to not unreasonably interfere with the operations of the Company or any of its Subsidiaries.

(b)            Polaris Holder may, during regular business hours with at least ten (10) Business Days’ advance notice, and the Company shall provide reasonable access so that the Polaris Holder may, not more than one (1) time per year, inspect or audit the Company’s books of account and records and examine any or all documents and materials of the Company reasonably related to this Agreement, in each case in a manner as to not unreasonably interfere with the operations of the Company or any of its Subsidiaries; provided that Polaris Holder shall not be entitled to inspect, audit or examine any information to the extent that access to, or receipt of, such information would, upon the advice of outside counsel, (x) adversely affect any attorney-client or work product privilege of the Company or the WHP Holder or (y) result in a conflict of interest.

(c)            Each of the Polaris Holder and the WHP Holder expressly agrees to maintain, for so long as such Person is a Member and for two (2) years thereafter, the confidentiality of, and not to disclose to any Person other than the Company, another Member, an Affiliate of a Member, or a Person designated by the Company or any of the foregoing’s respective financial planners, accountants, attorneys or other advisors, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company or any of its Subsidiaries that shall not be generally known to the public, except as otherwise required by applicable Law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, or by customary public company reporting and disclosure obligations, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns) prior to making such disclosure the Polaris Holder or the WHP Holder, as applicable, shall give written notice to the Company describing in reasonable detail the proposed content of such disclosure and shall permit the Company to review and comment upon the form and substance of such disclosure and allow the Company to seek confidential treatment therefor; provided that each of the WHP Holder and the Polaris Holder shall be permitted to disclose such information to its current investors, lenders or other financing sources to the extent required pursuant to the terms of the applicable financing arrangements and shall be permitted to disclose to prospective investors, lenders or other financing sources subject to an agreement containing provisions substantially the same as those of this Section 11.1(c).

(d)            From and after the Effective Date, (x) for so long as the quarterly Compliance Certificate is required to be delivered to the WHP Administrative Agent pursuant to the WHP Credit Agreement, within forty-eight (48) hours following submission to the senior lenders of the WHP Group and (y) if the quarterly Compliance Certificate is no longer required to be delivered pursuant to the WHP Credit Agreement, within five (5) Business Days after April 30, May 31, August 31 and November 30 each year, WHP Topco and the WHP Holder shall provide the Polaris Holder: (i) a good faith calculation of WHP Topco EBITDA and Company EBITDA for the quarters ended December 31, March 31, June 30 and September 30, respectively, and (ii) the quarterly Compliance Certificate.

(e)            From and after the Effective Date, WHP Topco and the WHP Holder shall provide the Polaris Holder (i) an initial forecast of WHP Topco EBITDA for the upcoming year by December 15th of each calendar year, and (ii) an updated projection of WHP Topco EBITDA for such calendar year on a quarterly basis.

(f)            From and after the Effective Date, WHP Topco and the WHP Holder shall provide the Polaris Holder with WHP Topco’s expected use of proceeds for any upcoming liquidity transactions involving WHP Topco that would reasonably be expected to lead to a transaction resulting in an IPO Exchange, WHP COC Exchange or WHP Asset Sale Exchange.

Section 11.2            Amendment. Except as otherwise expressly provided in this Section 11.2 or Section 7.6, this Agreement may be amended, modified, or waived only with the approval of the Board; provided that no amendment or modification of any provision of this Agreement that would adversely affect the rights of a Member specifically granted such rights by name, title, or defined term or by reference to the Units (including the quantity or relative proportion of Units) owned by such Member shall be effective without the prior written consent of such Member. Notwithstanding the foregoing, amendments may be made to this Agreement from time to time by the Board without the consent of any Member: (a) to correct any typographical or similar ministerial errors that do not adversely affect any Member in any respect without such Member’s written consent, (b) to delete or add any provision of this Agreement required to be so deleted or added by any applicable Law, (c) to take such actions as may be necessary (if any) to ensure that the Company will be treated as a partnership for federal income tax purposes, (d) admit or substitute Members whose admission or substitution has already received the requisite approval in accordance with this Agreement and (e) to update the Schedule of Units, Members and Contributions and effectuate such technical and other amendments, supplements and modifications to this Agreement as may be required to, inter alia, implement the admission of new or substituted Members or effect the issuance of additional Units pursuant to Section 3.2 (and subject to Section 7.6(c)) or other similar matters so long as the applicable underlying change or action giving rise to the amendment was consummated in accordance with the terms of this Agreement and received the requisite approvals. Further, notwithstanding anything to the contrary in this Section 11.2, the Board is authorized to implement any and all amendments to this Agreement specifically required by this Agreement.

Section 11.3            Remedies. Each party shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable Law, subject to the limitations set forth herein.

Section 11.4            Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; provided that no Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement pursuant to Article IX, and any attempted or purported assignment hereof not in accordance with the terms hereof shall be null and void ab initio; provided, further, that no Person claiming by, through or under a Member, as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including any remedy, claim, liability, reimbursement, cause of action or other right).

Section 11.5            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, then such provision shall be interpreted to be only so broad as is enforceable.

Section 11.6            Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument), any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 11.7            Applicable Law. This Agreement and all claims, actions, causes of actions and proceedings related to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Members and the Company unconditionally accepts the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, any state or federal court located in the State of Delaware, and in each case the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by applicable Law, service of process may be made by delivery provided pursuant to the directions in Section 11.8. To the fullest extent permitted by applicable Law, the Members hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any claim, controversy or dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such claim, controversy or dispute. Each of the Members agrees that a final and unappealable judgment in any such claim, controversy or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, or in any other manner provided by applicable Law.

Section 11.8            Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) transmitted, if sent by email transmission before 11:59 p.m. New York time on a Business Day, and otherwise on the next Business Day. Such notices, demands and other communications shall be sent to the address for such recipient set forth on the Schedule of Units, Members and Contributions attached hereto, or in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the Company shall be deemed given if received by at the principal location of the Company designated pursuant to Section 2.4.

Section 11.9            Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement or security agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

Section 11.10            Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. Any waiver by the Company or any Member of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall only be effective if executed in writing by the party making such waiver.

Section 11.11            Waiver of Jury Trial. Each of the parties hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the parties hereto hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties here may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12            Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 11.13            Entire Agreement. This Agreement (including each Schedule and Exhibit attached hereto), the Transaction Documents, and those other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

Section 11.14            Delivery by Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of email with scanned attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 11.15            Survival. Notwithstanding anything to the contrary herein, Sections 1.1, 1.2, 7.4, 7.5, 8.4, 9.12, 11.1(c) and 11.3 through this Section 11.15 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Company.

Section 11.16            Termination. Subject to Section 11.15, this Agreement shall automatically terminate upon the earlier of (a) the Polaris Holder ceasing to hold any Units or other Equity Securities of the Company, including as a result of the consummation of IPO Exchange, WHP COC Exchange or WHP Asset Sale Exchange, in each case, other than the right of the Polaris Holder to receive the applicable consideration in connection with the applicable IPO Event, WHP COC or Significant Asset Sale or (b) the WHP Holder ceasing to hold any Units or other Equity Securities of the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a deed on the date first set out above.

LANDS’ END, INC.

By:	/s/ Andrew J. McLean
Name:	Andrew J. McLean
Title:	Chief Executive Officer

LANDS’ END DIRECT MERCHANTS, INC.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	President and Secretary

[Signature Page to Amended and Restated LLC Agreement]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a deed on the date first set out above.

LE TOPCO, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	President

LEWHP, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

SOLELY FOR PURPOSES OF Article I, Section 9.8 THROUGH Section 9.12 AND Article XI:

WH TOPCO, L.P.

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

[Signature Page to Amended and Restated LLC Agreement]

SCHEDULE OF UNITS, MEMBERS AND CONTRIBUTIONS

[Intentionally Omitted]

EXHIBIT A

Competitors

[Intentionally Omitted]

EXHIBIT B

Company EBITDA

[Intentionally Omitted]

EXHIBIT C

WHP Topco EBITDA

[Intentionally Omitted]

EXHIBIT C-1

Illustrative Calculation of WHP Topco EBITDA

[Intentionally Omitted]

EXHIBIT D

Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to the Amended and Restated Limited Liability Company Agreement of LE Topco, LLC (the “Company”), dated as of April 1, 2026 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “LLC Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the LLC Agreement.

By executing and delivering this Joinder Agreement to the LLC Agreement, the undersigned hereby agrees to be admitted as a Member of the Company and to become a party to, to be bound by, and to comply with the provisions of the LLC Agreement in the same manner as if the undersigned were an original signatory to the LLC Agreement as a Member.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the ___ day of ____________, 20___.

Signature of Member

Print Name of Member

Address of Member

EXHIBIT E

Initial Budget

[Intentionally Omitted]

EXHIBIT F

Illustrative Calculations

[Intentionally Omitted]

EXHIBIT G

Specified Consideration

[Intentionally Omitted]

EXHIBIT H

Specified Matters

[Intentionally Omitted]